SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Fulton Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

P.O. Box 4887
One Penn Square
Lancaster, Pennsylvania 17604

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
THURSDAY, MAY 8, 2014 AT 10:00 A.M.

TO THE SHAREHOLDERS OF FULTON FINANCIAL CORPORATION:

     NOTICE IS HEREBY GIVEN that, pursuant to the call of its directors, the Annual Meeting of the shareholders of FULTON FINANCIAL CORPORATION (“Fulton”) will be held on Thursday, May 8, 2014, at 10:00 a.m., at the Lancaster Marriott at Penn Square, 25 South Queen Street, Lancaster, Pennsylvania, for the purpose of considering and voting upon the following matters:

1.	ELECTION OF DIRECTORS. The election of ten (10) director nominees to serve for one-year terms;

2.	EXECUTIVE COMPENSATION PROPOSAL. A non-binding say on pay (“Say-on-Pay”) resolution to approve the compensation of the named executive officers;

3.	APPROVAL OF THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN. A proposal to approve Fulton’s Amended and Restated Employee Stock Purchase Plan;

4.	RATIFICATION OF INDEPENDENT AUDITOR. The ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2014; and

5.	OTHER BUSINESS. Such other business as may properly be brought before the meeting and any adjournments thereof.

     Only those shareholders of record at the close of business on February 28, 2014, shall be entitled to be given notice of, to attend and to vote at, the meeting. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or, alternatively, to complete, sign and date the enclosed proxy card and return it in the postage-paid envelope provided. Shareholders attending the Annual Meeting in person may vote in person, even if they have previously voted by proxy.

     Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Your Proxy is revocable and may be withdrawn at any time before it is voted at the meeting. You are cordially invited to attend the meeting. If you plan on attending, please RSVP that you will attend using the enclosed postcard.

     A copy of Fulton’s Annual Report on Form 10-K is also enclosed.

Sincerely,

Daniel R. Stolzer
Corporate Secretary

Enclosures
March 26, 2014

PROXY STATEMENT

Dated and To Be Mailed on or about: March 26, 2014

P.O. Box 4887, One Penn Square
Lancaster, Pennsylvania 17604
(717) 291-2411

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2014 AT 10:00 A.M.

ANNUAL MEETING SUMMARY

     The annual meeting of the shareholders of Fulton (the “Annual Meeting”) for 2014 will be held on Thursday, May 8, 2014, at 10:00 a.m., at the Lancaster Marriott at Penn Square, 25 South Queen Street, Lancaster, Pennsylvania. There are four items on the agenda this year as described in more detail herein, and shareholders are encouraged to complete their ballots to vote online at www.proxyvote.com or by telephone in accordance with the instructions set forth on the enclosed proxy card in advance of the Annual Meeting. If you would like to reduce the costs incurred by Fulton in mailing proxy material, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please go to www.proxyvote.com and have your proxy card in hand when you access the website, then follow the instructions at www.proxyvote.com to obtain your records and to create an electronic voting instruction form. Follow the instructions for voting by Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

     The Board of Directors recommends that shareholders vote FOR the election of the ten (10) director nominees identified in this proxy statement, FOR the approval of the non-binding Say-on-Pay resolution to approve the compensation of the named executive officers, FOR the approval of the Amended and Restated Employee Stock Purchase Plan, and FOR the ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2014. Fulton encourages you to vote your shares in advance of the Annual Meeting either by voting via the Internet, voting by telephone or returning your proxy by mail so that your shares will be represented and voted at the Annual Meeting if you cannot attend in person and are eligible to vote in person at the Annual Meeting on May 8, 2014.

     Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Please see the Internet and telephone voting instructions on the proxy card for more details.

GENERAL

Introduction

     Fulton Financial Corporation, a Pennsylvania business corporation and registered financial holding company, was organized pursuant to a plan of reorganization adopted by Fulton Bank and implemented on June 30, 1982. On that date, Fulton Bank became a wholly owned subsidiary of Fulton, and the shareholders of Fulton Bank became shareholders of Fulton. Since that time, Fulton has acquired other banks, Fulton Bank adopted a national charter, and today Fulton owns the following community banks: FNB Bank, N.A., Fulton Bank, N.A., Fulton Bank of New Jersey, Lafayette Ambassador Bank, Swineford National Bank and The Columbia Bank.

     In addition, Fulton has several other direct subsidiaries, including: Fulton Insurance Services Group, Inc. (which operates an insurance agency selling life insurance and related insurance products); Fulton Financial Realty Company (which owns or leases certain properties on which branch and operational facilities are located); Fulton Reinsurance Company, Ltd. (which reinsures credit life, health and accident insurance that is directly related to extensions of credit by subsidiary banks of Fulton); Central Pennsylvania Financial Corp. (which owns, directly or indirectly, certain limited partnership interests, principally in low- to moderate-income and elderly housing projects); and FFC Management, Inc. (which holds certain investment securities and corporate-owned life insurance policies).

RSVP, Date, Time and Place of Meeting

     The Annual Meeting will be held on Thursday, May 8, 2014, at 10:00 a.m., at the Lancaster Marriott at Penn Square, 25 South Queen Street, Lancaster, Pennsylvania.

     You are cordially invited to attend the Annual Meeting. In order for Fulton to plan and prepare for the proper number of shareholders, if you plan on attending, please RSVP and confirm that you will attend by completing and returning the postcard enclosed. Light refreshments will be available starting at 9:00 a.m., and the business meeting will start promptly at 10:00 a.m. Shareholders are encouraged to arrive early. Public parking is available in downtown Lancaster. For a list of parking locations, please consult the Lancaster Parking Authority web site at www.lancasterparkingauthority.com, or consult the information in the Annual Meeting Invitation and Reservation Form. Each shareholder may be asked to present valid picture identification, such as a driver’s license, and proof of share ownership, such as a copy of a brokerage statement or copy of your ballot. Large bags, cameras, cell phones, recording devices and other electronic devices will not be permitted at the Annual Meeting, and individuals not complying with this request are subject to dismissal from the Annual Meeting. In the event of an adjournment, postponement or emergency that may change the Annual Meeting’s time, date or location, Fulton will make an announcement, issue a press release or post information at www.fult.com to notify shareholders as appropriate.

     This proxy statement relates to the Annual Meeting of shareholders to be held on May 8, 2014. Attendance at the Annual Meeting will be limited to shareholders of record at the close of business on February 28, 2014 (the “Record Date”), their authorized representatives and guests of Fulton.

Shareholders Entitled to Vote and Attend Meeting

     Only those shareholders of record as of the Record Date shall be entitled to receive notice of, attend, and vote at, the Annual Meeting.

Purpose of Meeting

     Fulton shareholders will be asked to consider and vote upon the following matters at the Annual Meeting: (i) the election of ten (10) director nominees to serve for one-year terms; (ii) the non-binding Say-on-Pay resolution to approve the compensation of the named executive officers; (iii) the approval of the Amended and Restated Employee Stock Purchase Plan; (iv) the ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2014; and (v) such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

Solicitation of Proxies

     This proxy statement is furnished in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Fulton for use at the Annual Meeting to be held at 10:00 a.m. on Thursday, May 8, 2014, and any adjournments or postponements thereof. Fulton is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by mail, telephone or by electronic communication by Fulton’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Fulton has engaged AST Phoenix Advisors, a division of American Stock Transfer & Trust Company, LLC, to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the Annual Meeting. The fee for such services is estimated at $7,000, plus reimbursement for reasonable research, distribution and mailing costs.

     Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Fulton will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

Revocability and Voting of Proxies

     The execution and return of the enclosed proxy card, or voting by another method, will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. A shareholder may revoke any proxy given pursuant to this solicitation by delivering written notice of revocation to the Corporate Secretary or Assistant Corporate Secretary of Fulton, sending a new proxy card at any time before the proxy is voted at the Annual Meeting or by voting by another method at any time before the applicable deadline for voting set forth on the proxy card. Unless revoked, any proxy given pursuant to this solicitation will be voted at the Annual Meeting, including any adjournment or postponement thereof, in accordance with the written instructions of the shareholder giving the proxy. In the absence of instructions, all proxies will be voted FOR the election of the ten (10) director nominees identified in this proxy statement, FOR the approval of the non-binding Say-on-Pay resolution to approve the compensation of the named executive officers, FOR the approval of the Amended and Restated Employee Stock Purchase Plan and FOR the ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2014. Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the Annual Meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of Fulton as permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     Shares held for the account of shareholders who participate in the Dividend Reinvestment and Stock Purchase Plan and for the account of employees who participate in the Employee Stock Purchase Plan (the “ESPP”) will be voted in accordance with the instructions of each shareholder as set forth in his or her proxy. If a shareholder who participates in these plans does not return a proxy, the shares held for the shareholder’s account will not be voted.

     Shares held for the account of employees of Fulton and its subsidiaries who participate in the Fulton Financial Common Stock Fund of the Fulton Financial Corporation 401(k) Retirement Plan (the “401(k) Plan”), will be voted by Fulton Financial Advisors, a division of Fulton Bank, N.A., as plan trustee (“Plan Trustee”) in accordance with the instructions of each participant as set forth in the separate voting instruction card sent to the participant with respect to such shares. To allow sufficient time for the Plan Trustee to vote, participants’ voting instructions must be received by May 6, 2014.

Voting Your Shares Held in Street Name

     If you hold your shares in street name with a bank or broker, it is important that you instruct your bank or broker how to vote your shares if you want your shares to be voted on the election of directors (Proposal 1 of this proxy statement), on the non-binding Say-on-Pay resolution to approve the compensation of the named executive officers (Proposal 2 of this proxy statement) and on the approval of the Amended and Restated Employee Stock Purchase Plan (Proposal 3 of this proxy statement). If you hold your shares in street name and you do not instruct your bank or broker how to vote your shares in the election of directors or any non-routine matters, such as Proposals 2 and 3 of this proxy statement, no votes will be cast on your behalf for the election of directors or Proposals 2 and 3. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Fulton’s independent auditor (Proposal 4 of this proxy statement) and other matters that your bank or broker considers routine. If you are a registered shareholder of record who holds stock in certificates or book entry with Fulton’s transfer agent and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Voting of Shares and Principal Holders Thereof

     At the close of business on the Record Date, Fulton had 188,818,566 shares of common stock outstanding and entitled to vote. There is no other class of capital stock outstanding. As of the Record Date, 2,835,253 shares of Fulton common stock were held by Fulton Financial Advisors, a division of Fulton Bank, N.A., as the Plan Trustee, or in a fiduciary capacity for fiduciary accounts. The shares held in this manner, in the aggregate, represent approximately 1.50 percent of the total shares outstanding. Shares that are held in the 401(k) Plan will be voted by the Participants. Shares for which Fulton Financial Advisors serves as a co-fiduciary will be voted by the co-fiduciary, unless the co-fiduciary declines to accept voting responsibility, in which case, Fulton Financial Advisors will vote to abstain on all proposals. Shares for which Fulton Financial Advisors serves as sole trustee of a revocable trust, shares for which Fulton Financial Advisors acts as agent for an investment management account and shares for which Fulton Financial Advisors acts as custodian for a custodial account will be voted by the settlor of the revocable trust and the principal of the agency or custodial account, unless the governing document provides for Fulton Financial Advisors to vote the shares, in which case Fulton Financial Advisors will vote to abstain on all proposals. Shares for which Fulton Financial Advisors is acting as sole trustee of an irrevocable trust or as guardian of the estate of a minor or an incompetent will be voted by Fulton Financial Advisors and in such cases, Fulton Financial Advisors will vote to abstain on all proposals.

     A majority of the outstanding common stock present in person or by proxy at the Annual Meeting constitutes a quorum for the conduct of business. The judge of election will treat shares of Fulton common stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the judge of election will treat shares of common stock represented by broker non-votes 1 as present for purposes of determining a quorum.

     Each share is entitled to one vote on all matters submitted to a vote of the shareholders. A majority of the votes cast at a meeting at which a quorum is present is required in order to approve any matter submitted to a vote of the shareholders, except for the election of directors, or in cases where the vote of a greater number of shares is required by law or under Fulton’s Articles of Incorporation or Bylaws.

____________________

1 Broker non-votes are shares of common stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have discretionary voting power to vote such shares on a particular proposal.

     In the case of the election of directors, the ten (10) candidates receiving the highest number of votes cast at the Annual Meeting shall be elected to the Board of Directors for terms of one year. The affirmative vote of a majority of the common shares present or represented by proxy and voting at the Annual Meeting is required for approval of the non-binding Say-on-Pay resolution to approve the compensation of the named executive officers, the Amended and Restated Employee Stock Purchase Plan and the ratification of Fulton’s independent auditor.

     Abstentions and broker non-votes will be counted as shares that are present at the Annual Meeting for determining the presence of a quorum, but will not be counted as votes cast on the election of directors, the non-binding Say-on-Pay resolution to approve the compensation of the named executive officers, the Amended and Restated Employee Stock Purchase Plan, or the ratification of Fulton’s independent auditor. Abstentions and broker non-votes will have no effect on the director election, the non-binding Say-on-Pay resolution concerning executive compensation, the Amended and Restated Employee Stock Purchase Plan, or the ratification of Fulton’s independent auditor, since only votes cast will be counted.

     To the knowledge of Fulton, on the Record Date, no person or entity owned of record, or beneficially, more than five percent of the outstanding common stock of Fulton, except those listed on page 12 under “Security Ownership of Directors, Nominees, Management and Certain Beneficial Owners.”

Recommendation of the Board of Directors

     The Board of Directors recommends that the shareholders vote FOR the election of the ten (10) director nominees identified in this proxy statement, FOR the approval of the non-binding Say-on-Pay resolution to approve the compensation of the named executive officers, FOR the approval of the Amended and Restated Employee Stock Purchase Plan and FOR the ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2014.

Shareholder Proposals

     Shareholder proposals intended to be considered for inclusion in Fulton’s proxy statement and proxy for the 2015 Annual Meeting must be received at the principal executive offices of Fulton at One Penn Square, Lancaster, Pennsylvania no later than November 26, 2014. Any shareholder proposal not received at Fulton’s principal executive offices by February 9, 2015, which is 45 calendar days before the one year anniversary of the date Fulton released the previous year’s annual meeting proxy statement to shareholders, will be considered untimely and, if presented at the 2015 Annual Meeting, the proxy holders will be able to exercise discretionary authority regarding whether to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Exchange Act. All shareholder proposals must comply with Rule 14a-8 under the Exchange Act, as well as Fulton’s Bylaws.

     Generally, under Fulton’s Bylaws, a shareholder may not submit more than one proposal, and the proposal, including any accompanying supporting statement, may not exceed 500 words in accordance with applicable Securities and Exchange Commission (the “SEC”) rules. In order to be eligible to submit a proposal, a shareholder must have continuously held at least $2,000 in market value of Fulton common stock for at least one year before the date the proposal is submitted. Any shareholder submitting a shareholder proposal to Fulton must also provide Fulton with a written statement verifying ownership of stock and confirming the shareholder’s intention to continue to hold the stock through the date of the 2015 Annual Meeting. The shareholder, or a qualified representative, must attend the 2015 Annual Meeting in person to present the proposal. The shareholder must also continue to hold the applicable amount of Fulton common stock through the date of the 2015 Annual Meeting.

Contacting the Board of Directors

     Any shareholder of Fulton who desires to contact the Board of Directors may do so by writing to: Board of Directors, Fulton Financial Corporation, P.O. Box 4887, One Penn Square, Lancaster, PA 17604. These written communications will be provided to the Chair of the Executive Committee of the Board of Directors who will determine further distribution based on the nature of the information in the communication. For example, communications concerning accounting, internal accounting controls or auditing matters will be shared with the Chair of the Audit Committee of the Board of Directors.

Code of Conduct

     Fulton’s code of conduct (the “Code of Conduct”) governs the conduct of its directors, officers and employees. Fulton provides the Code of Conduct to each director, officer and employee when starting their position, and they are required to annually acknowledge their review of the Code of Conduct. In 2013, minor updates were made to the Code of Conduct that included adding a section on antitrust laws and fair dealing with others. In addition, a section outlining the prohibition on providing others with unauthorized advice was included, and directors were added to the social media requirements listed.

     A current copy of the Code of Conduct can be obtained, without cost, by writing to the Corporate Secretary at: Fulton Financial Corporation, P.O. Box 4887, One Penn Square, Lancaster, PA 17604. The current Code of Conduct is also posted and available on Fulton’s website at www.fult.com.

Corporate Governance Guidelines

     Fulton has adopted Corporate Governance Guidelines (the “Governance Guidelines”) that include guidelines and Fulton’s policy regarding the following topics: (1) board size; (2) director qualifications; (3) majority vote standard; (4) service on other boards and director change in status; (5) meeting attendance and review of meeting materials; (6) director access to management and independent advisors; (7) designation of a lead director; (8) executive sessions; (9) Chief Executive Officer (“CEO”) evaluation and succession planning; (10) board and committee evaluations; (11) stock ownership guidelines; (12) communications by interested parties; (13) board and committee minutes; (14) codes of conduct; and (15) disclosure and update of the Governance Guidelines. The Governance Guidelines were last updated on January 21, 2014, principally to add a majority vote standard for an uncontested election of directors. In 2013, the Governance Guidelines were also amended to update Fulton’s stock ownership requirements, which included increasing the director stock ownership requirement from $100,000 to $175,000 in fair market value of Fulton common stock. A copy of the Governance Guidelines can be obtained, without cost, by writing to the Corporate Secretary at: Fulton Financial Corporation, P.O. Box 4887, One Penn Square, Lancaster, PA 17604. The Governance Guidelines are also posted and available on Fulton’s website at www.fult.com.

SELECTION OF DIRECTORS

General Information

     The Bylaws of Fulton provide that the Board of Directors shall consist of not less than five (5) nor more than thirty-five (35) persons, and that the Board of Directors shall determine the number of directors. Pursuant to Fulton’s Bylaws, as amended, all nominees elected to the Board of Directors are elected for one-year terms.

     A majority of the Board of Directors may increase or decrease the number of directors between meetings of the shareholders. Any vacancy occurring in the Board of Directors, whether due to an increase in the number of directors, resignation, retirement, death or any other reason, may be filled by appointment by the remaining directors. Any director who is appointed to fill a vacancy shall hold office until the next Annual Meeting of the shareholders and until a successor is elected and shall have qualified.

     Fulton’s Bylaws limit the age of director nominees, and no person may be nominated for election as a director who will attain the age of seventy-two (72) years on or before the date of the Annual Meeting at which he or she is to be elected. In addition, Fulton has adopted a Voluntary Resignation Policy for Directors that generally requires a director to tender his or her resignation when the director’s effectiveness as a member of the Board of Directors may be substantially impaired. Circumstances that trigger this provision include, but are not limited to: a director failing to attend at least 62.5% of meetings without a valid reason and, unless such an event is promptly cured to the satisfaction of Fulton, any extension of credit by any of Fulton’s affiliate banks for which the director or a related interest of the director is an obligor or guarantor is: a) classified by Fulton as nonaccrual, sixty or more days past due, or restructured; b) assigned a risk rating of substandard or less; or c) not in material compliance with Board of Governors of the Federal Reserve System’s Regulation O (12 C.F.R. Part 215) (“Regulation O”). In addition, in January 2014, Fulton added a majority vote standard to the Voluntary Resignation Policy for Directors that requires a director to tender his or her resignation if a director does not receive a majority of the votes cast in an uncontested election for the Board of Directors. While the policy sets forth events which might cause a director to tender his or her resignation, it also directs Fulton’s Board of Directors to consider carefully, on a case-by-case basis, whether or not Fulton should accept such a resignation.

Majority Vote Standard

     In January 2014, Fulton’s Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, a majority vote standard for uncontested director elections by revising its Governance Guidelines and Voluntary Resignation Policy for Directors. In an uncontested election at a Fulton annual meeting of shareholders occurring after January 2014, any nominee for director who does not receive a majority of the votes cast in an uncontested election for the Board of Directors is required to promptly tender his or her resignation following certification of the shareholder vote. As further described in the Governance Guidelines, the Nominating and Corporate Governance Committee shall consider the resignation tendered and recommend to the Board of Directors whether to accept it.

Procedure for Shareholder Nominations

     Section 3 of Article II of Fulton’s Bylaws requires shareholder nominations of director candidates to be made in writing and delivered or mailed to the Chairman of the Board or the Corporate Secretary not less than the earlier of (a) one hundred twenty (120) days prior to any meeting of shareholders called for the election of directors or (b) the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e) promulgated by the SEC under the Exchange Act. For the 2015 Annual Meeting this deadline date is November 26, 2014. Further, the notice to the Chairman of the Board or the Corporate Secretary of a shareholder nomination shall set forth: (i) the name and address of the shareholder who intends to make the nomination and a representation that the shareholder is a holder of record of stock of Fulton entitled to vote at such meeting and intends to be present in person or by proxy at such meeting to nominate the person or persons to be nominated; (ii) the name, age, business address and residence address of each nominee proposed in such notice; (iii) the principal occupation or employment of each such nominee; (iv) the number of shares of capital stock of Fulton that are beneficially owned by each such nominee; (v) a statement of qualifications of the proposed nominee and a letter from the nominee affirming that he or she will agree to serve as a director of Fulton if elected by the shareholders; (vi) a description of all arrangements or understandings between the shareholder submitting the notice and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and (vii) such other information regarding each nominee proposed by the shareholder as would have been required to be included in the proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by or at the direction of the Board of Directors. The chairman of the meeting shall determine whether nominations have been made in accordance with the requirements of the Bylaws and, if the chairman determines that a nomination is defective, the nomination and any votes cast for the nominee shall be disregarded. Shareholder nominees are subject to the same standard of review as nominees of Fulton’s Board of Directors or its Nominating and Corporate Governance Committee.

Director Qualifications and Board Diversity

     In considering any individual nominated for board membership, including those nominated by a shareholder, Fulton considers a variety of factors, including whether the candidate is recommended by executive management, the individual’s professional and personal qualifications, including business experience, education, community and charitable activities, and the individual’s familiarity with a market or markets in which Fulton is located or is seeking to locate, or with a market that is similar to those in which Fulton is located or is seeking to locate. Fulton does not have a separate written policy regarding how diversity is to be considered in the director nominating process. Generally, however, Fulton takes into account diversity in business experience, community service, skills, professional background and other qualifications, as well as diversity in race, national origin and gender, in considering individual candidates. Fulton’s Governance Guidelines provide that Fulton’s Board of Directors should be sufficient in size to achieve diversity in business experience, community service and other qualifications among non-employee directors while still facilitating substantive discussions in which each director can participate meaningfully. In 2004, the Board of Directors formed the Nominating and Corporate Governance Committee of the Board, whose members are independent in accordance with the NASDAQ listing standards. The charter for the Nominating and Corporate Governance Committee is posted and available on Fulton’s website at www.fult.com. The Nominating and Corporate Governance Committee is responsible for recommending director nominees to the Board of Directors and for the Governance Guidelines. Information on the experience, qualifications, attributes or skills of Fulton’s directors and nominees is described under “Director and Nominee Biographical Information” below.

ELECTION OF DIRECTORS – PROPOSAL ONE

General Information

     For the 2014 Annual Meeting, the Board of Directors has fixed the number of directors at ten (10). Pursuant to Fulton’s Bylaws, as amended, nominees to the Board of Directors are elected for one-year terms. The Board of Directors has nominated the following ten (10) people for election to the Board of Directors for a term of one year:

2014 Director Nominees

John M. Bond, Jr.	Craig A. Dally	Denise L. Devine
Patrick J. Freer	George W. Hodges	Albert Morrison III
R. Scott Smith, Jr.	Gary A. Stewart	Ernest J. Waters
E. Philip Wenger

     Each of the above nominees is presently a director of Fulton. Following the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors approved the nomination of the above individuals. However, in the event that any of the foregoing 2014 director nominees are unable to accept nomination or election, any proxy given pursuant to this solicitation will be voted in favor of such other persons as the Board of Directors may recommend. The Board of Directors has no reason to believe that any of its director nominees will be unable to accept nomination or to serve as a director, if elected by a majority of the shares voted at the Annual Meeting.

Vote Required

     The ten (10) candidates receiving the highest number of votes cast at the Annual Meeting shall be elected to the Board of Directors. Abstentions and broker non-votes will be counted as shares that are present at the Annual Meeting, but will not be counted as votes cast in the election of directors.

Recommendation of the Board of Directors

     The Board of Directors recommends that shareholders vote FOR the election of the ten (10) director nominees identified in this proxy statement to serve for one-year terms.

Information about Nominees, Directors and Independence Standards

     Information concerning the experience, qualifications, attributes or skills of the ten (10) persons nominated by Fulton for election to the Board of Directors of Fulton at the 2014 Annual Meeting is set forth below, including whether they were determined by the Board of Directors to be independent for purposes of the NASDAQ listing standards.

     Fulton is a NASDAQ listed company and follows the NASDAQ listing standards for board of directors and committee independence. At a meeting in December 2013, the Board of Directors determined that eight (8) of Fulton’s ten (10) director nominees are independent, and nine (9) of Fulton’s current eleven (11) directors are independent, as defined in the applicable NASDAQ listing standards. Specifically, the Board of Directors found that Directors Bond, Dally, Devine, Freer, Hodges, Morrison, Stewart and Waters met the definition of independent director in the NASDAQ listing standards and that each of these directors is free of any relationships that would interfere with his or her individual exercise of independent judgment. Director Ballard, who is also an independent director, will be retiring at the 2014 Annual Meeting. In addition, members of the Audit Committee and the Human Resources Committee (the “HR Committee”) of the Board of Directors meet the more stringent requirements for independence under the NASDAQ listing standards, and the rules and regulations of the SEC for service on the Audit Committee, or the HR Committee, as applicable. In reviewing director independence, the Board of Directors considered the relationships and other arrangements, if any, of each director. The other types of relationships and transactions that were reviewed and considered are more fully described in “Related Person Transactions” on page 18.

     Director and Nominee Biographical Information

     The following information regarding each director nominee’s background, experience, qualifications, attributes or skills represents the information that led Fulton to conclude that these persons should serve as a director of Fulton.

JOHN M. BOND, JR. (Independent Director), age 70.

Director of Fulton since 2006 and The Columbia Bank since 1988. Mr. Bond serves as a Director of the Federal Home Loan Bank of Atlanta, 2005 to present. He was a Director of Columbia Bancorp from 1987 to 2006 when Columbia Bancorp merged with Fulton and retired as CEO of The Columbia Bank in 2006. He was the former Chairman of the Maryland Bankers Association, 2001 to 2002, and serves as a Trustee of Goucher College, 1997 to present, and was Chairman of the Board, 2004 to 2009. Mr. Bond was admitted to practice law in New York.

Mr. Bond offers Fulton’s Board of Directors years of bank executive management and financial expertise, strong knowledge of the financial services industry and knowledge of the suburban markets near Baltimore and Washington DC as well as northern Virginia. Mr. Bond also brings a focused historical perspective to the Fulton Board with his prior corporate governance experience and having held leadership positions at an entity acquired by Fulton. Mr. Bond serves as Chair of Fulton’s Audit Committee and as a “financial expert,” as defined by SEC regulations. He is also a member of Fulton’s Executive Committee and Risk Committee.

CRAIG A. DALLY (Independent Director), age 57.

Director of Fulton since 2000 and Lafayette Ambassador Bank since 1990. Mr. Dally is a Judge for the Third Judicial District of Pennsylvania, 2010 to present. He is admitted and licensed to practice law in Pennsylvania and a former partner of Pierce & Dally, LLP (law firm). He previously served as a member of the Pennsylvania House of Representatives, District 138, from 1996 to 2010 and is a former Director of the Pennsylvania Higher Education Assistance Agency, 2007 to 2010. He serves as a Director of Nazareth Area YMCA, 1993 to present; Courtney Anne Diacont Memorial Foundation, 2010 to present; and Two Rivers Health and Wellness Foundation, 2003 to present.

Mr. Dally brings unique knowledge and expertise to Fulton’s Board of Directors that he gained as a director of Lafayette Ambassador Bank, a member of the Pennsylvania House of Representatives, a Director of the Pennsylvania Higher Education Assistance Agency, a judge, a law firm partner and his leadership role in various philanthropic endeavors in the Lehigh Valley. Mr. Dally serves as Chair of Fulton’s Human Resources Committee and is a member of Fulton’s Executive Committee and Vice Chair of Fulton’s Nominating and Corporate Governance Committee.

DENISE L. DEVINE (Independent Director), age 58.

Director of Fulton since 2012. Ms. Devine is the founder and has been the Chief Executive Officer of Nutripharm, Inc. since 1997, a company that has generated a portfolio of composition and process patents to create innovative natural food, beverage, pharmaceutical and nutraceutical products that facilitate nutrition and lifelong health. She has also been dedicated to developing and marketing convenient and natural beverage and snack solutions for the healthy growth and development of children. Ms. Devine, a certified public accountant, also previously served as Chief Financial Officer for Energy Solutions International and in financial management positions for Campbell Soup Company. Ms. Devine has served as Chair of the Pennsylvania State Board of Accountancy and on the Board of the American Institute of CPAs. Since 2006, Ms. Devine has served on the Board of Trustees of Villanova University and is currently the Chair of the Villanova University Audit and Risk Committees. She has also served as a member of the Board of Lourdes Health System since 2010.

Ms. Devine has substantial management, business and finance experience which adds valuable outside experience to Fulton’s Board of Directors and its committees. Ms. Devine serves as Vice Chair of Fulton’s Audit Committee and is a member of Fulton’s Human Resources Committee.

PATRICK J. FREER (Independent Director), age 64.

Director of Fulton since 1996. Mr. Freer was a Director of Lebanon Valley Farmers Bank, formerly known as Farmers Trust Bank, from 1980 until it was combined with Fulton Bank in 2007. He is the President of Strickler Insurance Agency, Inc. (insurance broker) and a Certified Insurance Counselor.

Mr. Freer brings to the Fulton Board of Directors an extensive knowledge of insurance, investments, finance and risk management as well as valuable knowledge of Fulton through his tenure of more than fifteen (15) years on its Board of Directors and as a bank director from 1980 to 2007. Mr. Freer has long been an active member in his community, helping with numerous capital campaigns and community projects. Mr. Freer has been a board member of the American Cancer Society, Lebanon County Economic Development Authority, Center of Lebanon Association and the Lebanon County Mental Health Association and has served as past president of the Lebanon Valley Sertoma Club and Lebanon County Christian Ministries. Mr. Freer serves as Vice Chair of Fulton’s Human Resources Committee and is a member of Fulton’s Nominating and Corporate Governance Committee.

GEORGE W. HODGES (Independent Director), age 63.

Director of Fulton since 2001 and currently serves as Lead Director of Fulton. Mr. Hodges was a Director of Drovers & Mechanics Bank, until it was merged into Fulton Bank in 2001, and has served on the Board of Directors of Fulton Bank since 2012. He has been a Director of York Water Company from 2000 to present (NASDAQ:YORW), Director of The Wolf Organization, Inc. from 2008 to present (regional distributor and sourcing company of kitchen and bath products and specialty building products), a Director of Burnham Holdings, Inc. from 2006 to present, the parent company of fourteen subsidiaries that are leading domestic manufacturers of boilers and related HVAC products and accessories (including furnaces, radiators and air conditioning systems), for residential, commercial and industrial applications, and has served on the boards of various for profit, non-profit and community organizations. Mr. Hodges served as non-executive Chairman of the Board of The Wolf Organization from 2008 to 2009. Prior to being Chairman, Mr. Hodges was a member of the Office of the President of The Wolf Organization from 1986 to 2008.

Mr. Hodges brings considerable financial expertise and business knowledge to the Fulton Board of Directors, both through his business experience and his service on other boards. His extensive business experience, financial expertise, and background are also invaluable for Fulton’s Audit Committee where he serves as a member and as a “financial expert,” as defined by SEC regulations. Mr. Hodges also serves as Chair of Fulton’s Executive Committee and is a member of Fulton’s Human Resources Committee.

ALBERT MORRISON III (Independent Director), age 67.

Director of Fulton since 2012. Mr. Morrison is the Chairman of the Board of Burnham Holdings, Inc., the parent company of fourteen subsidiaries that are leading domestic manufacturers of boilers and related HVAC products and accessories (including furnaces, radiators and air conditioning systems), for residential, commercial and industrial applications. Mr. Morrison was elected as a director of Burnham in 1986, became President and Chief Executive Officer of Burnham in 1988 and has served as Chairman since 2002. Mr. Morrison retired as Chief Executive Officer, effective in April 2012, after thirty-eight years of service with Burnham Holdings, Inc.

As a long-time CEO and director of a manufacturing company, Mr. Morrison brings extensive business, financial, acquisition and human resources skills to Fulton’s Board of Directors and its Audit Committee, where he serves as a member. Mr. Morrison also serves as Chair of Fulton’s Risk Committee and is a member of Fulton’s Executive Committee.

R. SCOTT SMITH, JR., age 67.

Director of Fulton since 2001. Mr. Smith is the retired Chairman of the Board and CEO of Fulton. He served as Chairman of the Board and CEO from January 2006 to December 2012 and also served as a Director of Fulton Bank from 1993 to 2002. He was a Director of The Federal Reserve Bank of Philadelphia from 2010 to 2013 and a member of the Federal Advisory Council to the Federal Reserve Board, Washington, DC from 2008 to 2010. Mr. Smith was a Director of the American Bankers Association from 2006 to 2009, was employed by Fulton from 1978 to 2012 in various positions and worked in financial services since 1969. In 2014, Mr. Smith became a director of Herr Foods, Inc. (snack food manufacturer) and continues to be active in the Lancaster community.

Mr. Smith’s various management roles during his over thirty years of service in banking give him a broad understanding of the financial services industry, Fulton’s operations, corporate governance matters and the leadership experience qualifying him to serve on the Fulton Board of Directors. Mr. Smith serves as a member of Fulton’s Risk Committee.

GARY A. STEWART (Independent Director), age 66.

Director of Fulton since 2001. Mr. Stewart is a Director of The Stewart Companies (manufacturing holding company), Vice President of Apple Automotive Group, Inc., a Partner of Stewart Properties (real estate developer), President of Aspen Equity Group LLC (real estate) and has served on the boards of various for profit, non-profit and community organizations. He was a Director of York Bank & Trust Company from 1981 to 1998, and was a Director of Drovers & Mechanics Bank until it was merged into Fulton Bank in 2001.

Mr. Stewart has relevant business experience and bank board service qualifying him for service as a member of the Board of Directors that includes extensive experience in real estate acquisition, development, finance and management. Mr. Stewart serves as Vice Chair of Fulton’s Executive Committee and Chair of Fulton’s Nominating and Corporate Governance Committee, and is a member of Fulton’s Risk Committee.

ERNEST J. WATERS (Independent Director), age 64.

Director of Fulton since 2012 and Director of Fulton Bank, N.A. since 2011. Mr. Waters retired from Metropolitan Edison, a FirstEnergy company, in 2009, where he served as the Area Vice President and Area Manager. Mr. Waters joined the FirstEnergy companies (an investor-owned utility) in 1976 and held various positions in Auditing and Marketing during his tenure. He also served as an expert accounting witness in setting rates before the Pennsylvania Public Utility Commission. Prior to joining the FirstEnergy companies, Mr. Waters was a public accountant and business consultant in Philadelphia. He is a former certified public accountant and holds an MBA from the University of Pittsburgh. Since 2007, Mr. Waters has served on the Board of Directors of the York Water Company (NASDAQ: YORW) where he chairs their Compensation Committee and is a member of the Audit Committee. In addition, Mr. Waters has served at leadership and committee levels with numerous community and nonprofit organizations. He is the past Chairman of the Board of York Hospital and is currently a member of the Board, a member of the Executive Committee and chairs the Audit Committee for Wellspan Health, York Hospital’s parent company.

Mr. Waters has business, regulatory, leadership, board service and accounting expertise that brings valuable perspectives to Fulton’s Board of Directors, and Fulton’s Audit Committee and Fulton’s Risk Committee where he serves as a member.

E. PHILIP WENGER, age 56.

Director of Fulton since 2009. Mr. Wenger became Chairman of the Board, President and Chief Executive Officer of Fulton effective on January 1, 2013. He previously served as President and Chief Operating Officer of Fulton from 2008 to 2012, a Director of Fulton Bank from 2003 to 2009, Chairman of Fulton Bank from 2006 to 2009 and has been employed by Fulton in a number of positions since 1979.

Mr. Wenger possesses an extensive knowledge of the many aspects of banking operations through more than thirty years of experience in the financial services industry. He has gained valuable insight through his experience in different banking areas, including retail banking, commercial banking, bank operations and systems. Mr. Wenger serves as a member of Fulton’s Executive Committee.

Security Ownership of Directors, Nominees, Management and Certain Beneficial Owners

     The following table sets forth the number of shares of common stock beneficially owned 1 as of the Record Date by each director and nominee, and the named executive officers discussed in this proxy statement, Messrs. Wenger, Nugent, Shreiner, Roda and Rohrbaugh (the “Named Executive Officers” or “Executives” and individually an “Executive”). Except as to the beneficial owners and other principal holders listed below, to the knowledge of Fulton, no person or entity owned of record or beneficially on the Record Date more than five percent of the outstanding common stock of Fulton. Unless otherwise indicated in a footnote, shares shown as beneficially owned by each nominee and director or the Executives are held individually by the person. The directors, nominees and the Executives of Fulton, as a group, owned of record and beneficially 2,949,206 shares of Fulton common stock, representing 1.55 percent of such shares then outstanding. Shares representing less than one percent of the outstanding shares are shown with a “*” below.

Number of
Common Shares
Name of		Beneficially	Percent of
Beneficial Owner	Title	Owned 2 3 4	Class
John M. Bond, Jr.	Director and Nominee	452,333 [5]	*
Joe N. Ballard	Director	19,315 [6]	*
Craig A. Dally	Director and Nominee	158,344 [7]	*
Denise L. Devine	Director and Nominee	4,103 [8]	*
Patrick J. Freer	Director and Nominee	96,683 [9]	*
George W. Hodges	Director and Nominee	36,969 [10]	*
Albert Morrison III	Director and Nominee	23,048 [11]	*
Charles J. Nugent [12]	Senior Executive Vice President and	434,549 [13]	*
Chief Financial Officer
Craig A. Roda	Senior Executive Vice President	194,243 [14]	*
Philmer H. Rohrbaugh	Senior Executive Vice President and	20,708 [15]	*
Chief Risk Officer
James E. Shreiner	Senior Executive Vice President	351,964 [16]	*
R. Scott Smith, Jr.	Director and Nominee	592,526 [17]	*
Gary A. Stewart	Director and Nominee	191,738 [18]	*
Ernest J. Waters	Director and Nominee	3,220 [19]	*
E. Philip Wenger	Director, Nominee, Chairman of the Board,	369,464 [20]	*
President and Chief Executive Officer
Total Ownership	Directors, Nominees and Executives as a Group	2,949,206	1.55%
(15 Persons)

Other Principal Holders
BlackRock, Inc.	N/A	13,021,171 [21]	6.80%
40 East 52nd Street
New York, NY 10022
State Street Corporation	N/A	12,320,269 [22]	6.40%
One Lincoln Street
Boston, MA 02111
The Vanguard Group	N/A	10,871,134 [23]	5.64%
100 Vanguard Blvd.
Malvern, PA 19355
Janus Capital	N/A	10,723,375 [24]	5.60%
Management LLC
151 Detroit Street
Denver, Colorado 80206

____________________

1 Beneficial ownership is determined in accordance with SEC Rule 13d-3, which provides that a person is deemed to own any stock for which that person has or shares: (i) voting power, which includes the power to vote or to direct the voting of the stock; or (ii) investment power, which includes the power to dispose or direct the disposition of the stock; or (iii) the right to acquire beneficial ownership within 60 days after the Record Date.

2 Includes 907,709 shares issuable upon the exercise of vested stock options and 243,733 shares of unvested restricted stock, which have been treated as outstanding shares for purposes of calculating the  percentage of outstanding shares owned by directors and Executives as a group.

3 As of the Record Date, none of the listed individuals had pledged Fulton stock except for Mr. Stewart, who has pledged 74,755 shares in connection with a collateral account with his broker related to a line of credit with the same broker.

4 Fulton has established stock ownership guidelines for Fulton directors and certain officers. Achievement of the levels of ownership required by the stock ownership guidelines is reviewed and determined annually based on the closing price of Fulton stock on December 31. In 2013, the targeted ownership for directors was increased to $175,000 in fair market value of Fulton common stock and directors that did not own shares at this level were given were given five years to achieve this amount. For Executive Officers, the targeted stock ownership differs by position. The Chief Executive Officer is required to acquire shares with a fair market value of 2 times his annual base salary, the President and the Chief Financial Officer are required to acquire shares with a fair market value of 1.5 times their respective annual base salary, and certain other officers are required to acquire shares with a fair market value of 1 times their annual base salary. In the case of newly-appointed or elected directors and officers, the required level of stock ownership may be achieved over a period of five (5) years and compliance is determined at the calendar year end of the year in which the five year anniversary of appointment or election occurs. As of December 31, 2013, all of Fulton’s directors and Executives had satisfied the stock ownership guidelines, except Directors Devine and Waters and Mr. Rohrbaugh. Under the revised ownership guidelines, each of the Directors Devine and Waters and Mr. Rohrbaugh are required to achieve the targeted stock ownership level by December 31, 2018.

5 Mr. Bond’s ownership includes 1,865 shares of unvested restricted stock, 59,198 shares which may be acquired pursuant to the exercise of vested stock options and 136,723 shares held solely by his spouse.

6 Mr. Ballard’s ownership includes 1,865 shares of unvested restricted stock and 3,442 shares held jointly with his spouse. Also includes 10,825 shares held solely by his spouse.

7 Mr. Dally’s ownership includes 1,865 shares of unvested restricted stock, 12,243 shares held in an IRA, 2,065 shares held jointly with his spouse and 9,632 shares held solely by his daughter.

8 Ms. Devine’s ownership includes 1,865 shares of unvested restricted stock and 1,000 shares are held jointly with her spouse.

9 Mr. Freer’s ownership includes 1,865 shares of unvested restricted stock, 90,375 shares held jointly with his spouse and 318 shares held solely by his spouse.

10 Mr. Hodges’ ownership includes 1,865 shares of unvested restricted stock and 15,800 shares held in a 401(k) Plan.

11 Mr. Morrison’s ownership includes 1,865 shares of unvested restricted stock.

12 Mr. Nugent retired as Fulton’s Senior Executive Vice President and Chief Financial Officer on December 31, 2013. As of January 1, 2014, Patrick S. Barrett became Fulton’s Chief Financial Officer.

13 Mr. Nugent’s ownership includes 31,911 shares held in Fulton’s 401(k) Plan, 11,394 shares held in an IRA and 206,882 shares which may be acquired pursuant to the exercise of vested stock options. Mr. Nugent’s ownership includes 54,028 shares held solely by his spouse.

14 Mr. Roda’s ownership includes 45,898 shares of unvested restricted stock, 102,237 shares which may be acquired pursuant to the exercise of vested stock options, 17,366 shares in Fulton’s ESPP and 9,191 shares held jointly with his spouse.

15 Mr. Rohrbaugh’s ownership includes 20,708 shares of unvested restricted stock.

16 Mr. Shreiner’s ownership includes 94,986 shares in Fulton’s ESPP and held jointly with his spouse, 78,432 shares of unvested restricted stock and 144,922 shares which may be acquired pursuant to the exercise of vested stock options.

17 Mr. Smith’s ownership includes 1,865 shares of unvested restricted stock and 323,344 shares held jointly with spouse, 16,539 shares held in an IRA, and 249,548 shares which may be acquired pursuant to the exercise of vested stock options.

18 Mr. Stewart’s ownership includes 1,865 shares of unvested restricted stock, 89,635 shares held in a grantor retained annuity trust and 89,283 shares held by The Stewart Foundation. Mr. Stewart disclaims beneficial ownership of any of The Stewart Foundation shares beyond his pro rata interest.

19 Mr. Water’s ownership includes 1,865 shares of unvested restricted stock.

20 Mr. Wenger’s ownership includes 37,625 shares held jointly with his spouse, 80,046 shares of unvested restricted stock, 63,557 shares held in Fulton’s 401(k) Plan and 144,922 shares which may be acquired pursuant to the exercise of vested stock options. Also includes 2,742 shares held in Fulton’s 401(k) Plan by his spouse and 512 shares held by Mr. Wenger as custodian for his children.

21 This information is based solely on a Schedule 13G filed with the SEC on January 29, 2014 by BlackRock, Inc., which reported sole voting power and sole dispositive power as to 12,213,263 shares, as of December 31, 2013.

22 This information is based solely on a Schedule 13G filed with the SEC on February 3, 2014 by State Street Corporation, which reported shared voting power and shared dispositive power as to 12,320,269 shares, as of December 31, 2013.

23 This information is based solely on a Schedule 13G filed with the SEC on February 11, 2014 by The Vanguard Group, which reported sole voting power and sole dispositive power as to 10,762,246 shares, and shared voting power and shared dispositive power as to 108,888 shares, as of December 31, 2013.

24 This information is based solely on a Schedule 13G filed with the SEC on February 14, 2014 by Janus Capital Management LLC, which reported shared voting power and shared dispositive power as to 10,723,375 shares, as of December 31, 2013. The Schedule 13G filed with the SEC also noted that Janus Capital has a direct 96.74% ownership stake in INTECH Investment Management (“INTECH”) and a direct 99.61% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH were aggregated for purposes of this filing.

INFORMATION CONCERNING DIRECTORS

Meetings and Committees of the Board of Directors

     There were ten (10) regular and special meetings of the Board of Directors of Fulton and forty-eight (48) meetings of the standing committees of the Board of Directors of Fulton during 2013. No director attended fewer than 75% of all meetings of the Board of Directors, all of the meetings of the board committees on which a director served, or the aggregate number of meetings of the Board of Directors and of the board committees on which he or she served in 2013.

     The Board of Directors of Fulton has the following regular standing committees: Audit, Executive, Human Resources, Nominating and Corporate Governance and Risk. The following table represents the membership on each Fulton committee as of the date of this proxy statement:

	Audit	Executive	Human	Nominating and	Risk
			Resources	Corporate
Governance
Joe N. Ballard [1]			Member	Member
John M. Bond, Jr. 1 2	Chair	Member			Member
Craig A. Dally [1]		Member	Chair	Vice Chair
Denise L. Devine [1]	Vice Chair		Member
Patrick J. Freer [1]			Vice Chair	Member
George W. Hodges 1 2 3	Member	Chair	Member
Albert Morrison III [1]	Member	Member			Chair
R. Scott Smith, Jr.					Member
Gary A. Stewart [1]		Vice Chair		Chair	Member
Ernest J. Waters [1]	Member				Vice Chair
E. Philip Wenger		Member			Ex-officio Member [4]

1-Independent Director	2-Audit Committee Financial Expert			3-Lead Director	4-Ex-officio member per bylaws

Human Resources Committee Interlocks and Insider Participation

     Fulton maintains an HR Committee, and its membership consists only of independent directors. All members of the HR Committee meet the independence requirements of the NASDAQ listing standards. More information regarding the HR Committee can be found in the “Compensation Discussion and Analysis” on page 23. There are no interlocking relationships, as defined in applicable SEC regulations, involving members of the HR Committee. Certain directors may have indirect relationships described in “Related Person Transactions” on page 18. The HR Committee is responsible for, among other things, recommending the compensation and equity awards for the Executives to the Board of Directors, administration of Fulton’s ESPP and the 401(k) Plan, approving employment agreements for non-executive officers of Fulton and fulfilling other broad-based human resources duties. The HR Committee met a total of twelve (12) times in 2013. The HR Committee is governed by a formal charter, which was last amended in September 2013, and which is available on Fulton’s website at www.fult.com.

Other Board Committees

     All members of the Audit Committee meet the independence requirements of the NASDAQ listing standards, and the rules and regulations of the SEC. Each of Directors Bond and Hodges have been determined to qualify, been designated by the Board of Directors, and agreed to serve, as an Audit Committee “financial expert” as defined by the SEC regulations. Director Hodges has served as a “financial expert” of Fulton since 2008, and Director Bond was designated as an additional “financial expert” by Fulton’s Board of Directors in 2013. The Audit Committee met thirteen (13) times during 2013. The Audit Committee is governed by a formal charter, which was last amended in June 2013, and which is available on Fulton’s website at www.fult.com. The Audit Committee’s pre-approval policy and procedure for audit and non-audit services is set forth in its charter. The functions of the Audit Committee include, among other things: sole authority to appoint, evaluate, retain, or terminate the independent auditor; direct responsibility for the compensation and oversight of the work of the independent auditor; oversight of the overall relationship with the independent auditor; meeting with the independent auditor to review the scope of audit services; reviewing and discussing with management and the independent auditor annual and quarterly financial statements and related disclosures; overseeing the internal audit function, including hiring and replacing the chief audit executive; reviewing periodic reports from the loan review function; reviewing and approving related person transactions; establishing procedures and handling complaints concerning accounting, internal accounting controls, or auditing matters, and certain risk management matters as outlined in the Audit Committee Charter. In addition, with respect to any bank subsidiary of Fulton that has not established its own independent audit committee, it is intended that Fulton’s Audit Committee, in carrying out its responsibilities, will also satisfy the obligations imposed on such bank subsidiary of Fulton relating to the establishment and duties of an independent audit committee as set forth in Section 36 of the Federal Deposit Insurance Act and its implementing regulations.

     All the members of the Nominating and Corporate Governance Committee meet the independence requirements of the NASDAQ listing standards. The Nominating and Corporate Governance Committee met eight (8) times during 2013. The Nominating and Corporate Governance Committee is responsible for, among other things, recommending to the Board of Directors the nominees for election to the Board of Directors and assisting the Board of Directors with corporate governance matters including, but not limited to, the review and approval of all additions, deletions or changes to the Code of Conduct, Governance Guidelines and the responsibility for guidelines and procedures to be used by directors in completing board evaluations used in monitoring and evaluating the performance of the Board of Directors and committees. The Nominating and Corporate Governance Committee also has the primary responsibility for determining annually the compliance of Fulton’s directors and Executives with Fulton’s stock ownership guidelines. The Nominating and Corporate Governance Committee operates pursuant to its charter, which was last amended in July 2013, and is available on Fulton’s website at www.fult.com.

     The Executive Committee met one (1) time during 2013. Except for the powers expressly excluded in Section 5 of Article III of the Bylaws, the Executive Committee exercises the powers of the Board of Directors between board meetings.

     The Risk Committee, which was previously known as the Risk Management Committee, met eight (8) times during 2013. The Risk Committee is responsible for providing oversight of the risk management function of Fulton, including assisting the Board of Directors with its oversight of Fulton’s policies, procedures and practices relating to assessment and management of Fulton’s enterprise-wide risks, including those risks identified in Fulton’s Enterprise Risk Management Policy, currently, credit risk, market risk, liquidity risk, operational risk, legal risk, compliance and regulatory risk, reputation risk and strategic risk. The Risk Committee operates pursuant to its charter, which was last amended in March 2014, and is available on Fulton’s website at www.fult.com.

Board’s Role in Risk Oversight

     Although Fulton’s Risk Committee is primarily responsible for overseeing the management of Fulton’s risks, the Board of Directors continues to regularly review information regarding Fulton’s exposure to credit risk, market risk, liquidity risk, operational risk, compliance and regulatory risk, legal risk, reputation risk, and strategic risk, as well as Fulton’s strategies and tactics to monitor, control and mitigate its exposure to these risks. In addition, the HR Committee is responsible for overseeing the management of risks relating to all of Fulton’s compensation plans. The Audit Committee shares with the Risk Committee a general oversight role in Fulton’s risk management process in the context of the Audit Committee’s responsibility for financial reporting and its evaluation and assessment of the adequacy of Fulton’s internal control structure. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors, potential conflicts of interest and governance matters. While each of Fulton’s committees are responsible for evaluating certain risks, Fulton’s Risk Committee is primarily responsible for overseeing the management of such risks for Fulton, and the entire Board of Directors is regularly informed through committee reports and review of committee meeting minutes about such risks.

     The Board of Directors also utilizes Fulton’s Chief Risk Officer and other members of Fulton’s Enterprise Risk Management Committee, which is Fulton’s officer-level risk management committee, to oversee and manage existing and emerging risks and report to the Board of Directors and the Risk Committee on those risks. This officer-level risk management committee provides additional oversight for Fulton’s risk management and compliance programs. In addition, in December 2013, Fulton’s Board of Directors adopted revised formal Risk Vision and Risk Appetite Statements which set forth both the qualitative and quantitative parameters within which Fulton will pursue its growth strategies. These documents also outline the general framework within which Fulton manages risk in the context of Fulton’s core values and its management philosophy, which seeks to balance the interests of Fulton’s shareholders, customers, employees and the communities that it serves. These core values are embedded in Fulton’s corporate strategic plan and its management philosophy and guide the actions of the Board of Directors and Fulton’s management and employees. Fulton’s framework for risk management consists of three pillars: 1) Business units, bank operations, shared services and corporate staff office functions have primary responsibility for risk management and compliance, and they each drive deployment, process management, controls, policies and procedures, training and communication; 2) Corporate Risk Management (consisting of compliance, loan review, contract and vendor management, and other risk management activities) has oversight responsibility for risk management and compliance, and Corporate Risk Management educates, advises and monitors business unit risk and compliance activities; and 3) Fulton’s Internal Audit periodically independently validates the effectiveness of risk management activities and operational controls, and reports results to management and the Board of Directors.

     Fulton’s risk appetite is centered on Fulton’s objective to maintain a strong financial condition throughout all economic cycles. Fulton’s Board of Directors and the committees that monitor risk continue to assess and manage risk, including the establishment, tracking and reporting of key risk indicators within the primary risk categories of credit, market, liquidity, operational, legal, compliance and regulatory, reputation and strategic risk, and report to management and the Board of Directors. Fulton’s key risk indicator targets reflect Fulton’s commitment to strong asset quality and liquidity with ready access to external funding at competitive rates. Finally, Fulton engages in ongoing risk assessment, capital management and stress testing to ensure that Fulton has adequate capital to absorb potential losses under various stress scenarios.

Lead Director and Fulton’s Leadership Structure

     Director Hodges currently serves as Fulton’s Lead Director and is the independent chair of the Executive Committee. The Board of Directors has made a determination that a structure that includes a Lead Director and a combined Chairman/CEO is appropriate for Fulton. Pursuant to the Governance Guidelines, the Board of Directors designates for a term of at least a year, and publicly discloses in the Fulton proxy statement, the independent non-employee director who will lead the non-employee directors’ executive sessions and preside at all meetings of the Board of Directors at which the Chairman is not present. The Governance Guidelines also require that the Lead Director shall, as appropriate: serve as a liaison between the Chairman and the independent directors; approve information sent to the Board of Directors; approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; and have the authority to call meetings of the independent directors.

     Similar to many public companies, the leadership structure of Fulton combines the positions of Chairman and CEO. This structure permits the CEO to manage Fulton’s daily operations and provides a single voice for Fulton when needed. Fulton believes that separation of these roles is not necessary because the Lead Director acts to counterbalance the combined Chairman and CEO positions. In addition, as of the date of this proxy statement, approximately 82% of Fulton’s directors (9 out of 11) are independent under applicable NASDAQ standards, and approximately 80% of the Nominees for election at the 2014 Annual Meeting (8 out of 10), are independent under applicable NASDAQ standards, which provides an appropriate level of independent oversight at Board of Directors meetings and executive sessions. Finally, Fulton’s HR Committee, Nominating and Corporate Governance Committee and Audit Committee are all currently, and will continue to be, comprised solely of independent directors.

Executive Sessions

     The independent directors of the Fulton Board of Directors met five (5) times in executive session at which only independent directors were present in 2013. The Chair of the Executive Committee, George W. Hodges, who also served as the Lead Director, conducted these executive sessions of the independent directors of the board.

Annual Meeting Attendance

     Pursuant to Fulton’s Governance Guidelines, attendance by directors in person is expected at the Annual Meeting unless a member of the Board of Directors is excused. All members of the Board of Directors, except for one (1) member whose absence was excused by the Chairman, attended the 2013 Annual Meeting.

Director Education and Board Development

     Fulton encourages the directors to attend director education programs as part of its corporate governance and general board education process. These director education programs are in addition to the education and development opportunities that are provided during Fulton Board of Directors meetings and seminars. For example, third parties are periodically asked to provide the Board of Directors with presentations on governance, the economy and other topics of interest. In addition, Directors Dally and Hodges completed the requirements for the NACD Board Leadership Fellow Program in 2013. In order to become NACD Fellows, individuals must demonstrate their knowledge of the leading trends and practices that define exemplary corporate governance, and commit to developing professional insights through a sophisticated course of ongoing study.

Legal Proceedings

     There are no material legal proceedings to which any director, officer, nominee, affiliate or principal shareholder, or any associate thereof, is a party adverse to Fulton or in which any such person has a material interest adverse to Fulton.

Related Person Transactions

     Financial Products and Services Some of the current directors and Executives of Fulton, their family members and the companies with which they are associated were customers of, and/or had banking transactions with, Fulton’s subsidiaries during 2013. These transactions included deposit accounts, trust relationships, loans and other financial products and services provided in the ordinary course of business by different Fulton subsidiaries. All loans and commitments to lend made to such persons and to the companies with which they are associated were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than a normal risk of collectability or present other unfavorable features. It is anticipated that similar transactions will be entered into in the future. By using Fulton’s products and services, directors and officers have the opportunity to become familiar with the wide array of products and services offered by Fulton’s subsidiaries to customers.

     Other Transactions Applicable SEC regulations require Fulton to disclose transactions with certain related persons where the amount involved exceeds $ 120,000. However, a person who has a position or relationship with a firm, corporation, or other entity that engages in a transaction with Fulton is not deemed to have a material interest in a transaction where the interest arises only from such person’s position as a director of the other entity and/or arises only from the ownership by such person in the other entity if that ownership is under ten percent, excluding partnerships. Amounts paid to entities in which a related person does not have a material interest or were obtained by a low bid pursuant to a formal request for proposal to provide services are not required to be disclosed.

     During 2013, Fulton had one director who was associated with a law firm which provided various legal services to Fulton or its affiliate bank subsidiaries. The Albertson Law Office, West Deptford, New Jersey, has provided legal services to subsidiaries of Fulton for a number of years, and Fulton expects that this firm may continue to provide services to Fulton or its subsidiaries in the future. Director Albertson, who retired from Fulton’s Board of Directors in 2013, is a partner with more than a ten percent interest in the law firm. During 2013, Fulton paid the Albertson Law Office a total of $162,410 in legal fees and expenses related to loan transactions and other matters. Some of these fees and expenses were paid by parties other than Fulton in certain transactions.

     Fulton considered the above related person transactions with Director Albertson and other related person transactions of other members of the Board of Directors and senior officers that do not require specific disclosure, when it made the determinations that eight (8) of Fulton’s ten (10) director nominees, or approximately 80% of its directors who are standing for election at the 2014 Annual Meeting, are independent in accordance with the NASDAQ listing standards. See “Information about Nominees, Directors and Independence Standards” on page 7 for more information.

     Family Relationships SEC regulations generally require disclosure of any employment relationship or transaction with a related person where the amount involved exceeds $120,000. In fiscal year 2013, there were no family relationships among any of the members of the Board of Directors and senior management of Fulton, except for Messrs. Wenger and Roda, who are related by marriage and are brothers-in-law. Further, Mr. Brad Roda, the brother-in-law of Mr. Wenger and brother of Mr. Roda, was also employed by Fulton. In 2013, Mr. Brad Roda received annual compensation consisting of base salary, equity awards and cash bonus totaling approximately $123,650, plus other benefits on the same basis as other similarly situated employees. Mr. Brad Roda became SVP/Division Sales Manager-Merchant Services of Fulton Bank in 2010, and has been employed by Fulton in various positions since 1981. In addition, as of December 31, 2013, other family relationships existed among senior management and some of the approximately 3,620 full-time equivalent employees of Fulton and its subsidiaries. These Fulton employees participate in compensation, benefit and incentive plans on the same basis as other similarly situated employees.

     Related Person Transaction Policy and Procedures Fulton does not have a separate policy specific to related person transactions. Under the Code of Conduct, however, employees and directors are expected to recognize and avoid those situations where personal or financial interests or relationships might influence, or appear to influence, the judgment of the employee or director on matters affecting Fulton. The Code of Conduct also requires thoughtful attention to the problem of conflicts and the exercise of the highest degree of good judgment. Under the Code of Conduct, directors must provide reasonable notice to Fulton of all new or changed business activities, related person relationships and board directorships.

     In addition, Fulton and its affiliate banks are subject to Regulation O, which governs loans by federally regulated banks to certain insiders, including an executive officer, director or 10% controlling shareholder of the applicable bank or bank holding company, or an entity controlled by such executive officer, director or controlling shareholder (an “Insider”). Each Fulton affiliate bank is required to follow a Regulation O policy that prohibits the affiliate bank from making loans to an Insider unless the loan (i) is made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and (ii) does not involve more than the normal risk of repayment or present other unfavorable features. Fulton and its affiliate banks are examined periodically by bank regulators and Fulton’s Internal Audit Department for compliance with Regulation O to ensure that internal controls exist within Fulton and its affiliate banks to monitor Fulton’s compliance with Regulation O.

     In accordance with Fulton’s Audit Committee Charter and NASDAQ listing standards, the Audit Committee is charged with the responsibility to review the terms of, and approve, related person transactions. This responsibility includes reviewing an annual report regarding the related person transactions, if any, with each member of Fulton’s Board of Directors and senior management during the prior year. At a meeting in February 2014, the Audit Committee reviewed all existing related person transactions involving Fulton’s directors and Executives. The Audit Committee concluded that the loans and other banking services provided to the directors and Executives of Fulton and their related interests were provided in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with others. The Audit Committee also reviewed all other related person transactions for any potential conflict of interest situations with the directors of Fulton and the Executives, and concluded that there were no conflicts present, and ratified and approved all the transactions reviewed.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act, requires Fulton’s Executives, the principal accounting officer, directors, and any persons owning 10% or more of Fulton’s common stock, to file with the SEC, in their personal capacities, initial statements of beneficial ownership on Form 3, statements of changes in beneficial ownership on Form 4 and annual statements of beneficial ownership on Form 5. Persons filing such beneficial ownership statements are required by SEC regulation to furnish Fulton with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that “late filings” of such statements be disclosed in Fulton’s proxy statement. Based solely on Fulton’s review of Forms 3 and 4 and amendments thereto furnished to Fulton during the 2013 fiscal year, including Forms 5 and amendments thereto furnished to Fulton, and on written representations from Fulton’s directors, Executives and other officers, Fulton believes that all such statements were timely filed in 2013, except for a Form 4 for Patrick S. Barrett filed late on December 6, 2013 to report a restricted stock award of 30,000 shares granted December 2, 2013 due to an administrative oversight, and a Form 5A filed by Craig A. Roda on February 12, 2014 to report approximately 201 shares received in 2012 as dividends and not included on Mr. Roda’s Form 5 filed in 2013.

Board and Committee Evaluations

     Pursuant to its charter, the Nominating and Corporate Governance Committee is to review and recommend to the Board of Directors guidelines and procedures to be used by directors in monitoring and evaluating the performance of the Board of Directors and committees. The Board of Directors and committees, except the Executive Committee, conduct an annual self-evaluation of the performance of the Board of Directors and committees. Anonymous board and committee evaluation questionnaires were last completed in the fourth quarter of 2013. The results were compiled by Fulton’s Legal Department and presented to the Nominating and Corporate Governance Committee in December 2013, and the members of each committee also received a summary report of the results of their committee’s questionnaire. The Nominating and Corporate Governance Committee reported the results to the Board of Directors at its December 2013 regular meeting.

Compensation of Directors

     In 2013, the Board of Directors reviewed the overall cash and equity compensation paid to the Fulton Board of Directors. A survey of peer compensation was also prepared by Fulton’s compensation consultant. Each member of the Board of Directors of Fulton is paid a retainer fee and meeting fees for his or her services as a director, except that no fee is paid to any director who is also a salaried officer of Fulton. Thus, Mr. Wenger did not receive any director fees or additional compensation in 2013 for serving as a member of the Board of Directors. Non-employee directors receive a quarterly retainer of $8,750 in cash. Non-employee directors are also paid a cash fee of $2,000 for each Board of Directors meeting attended and $1,000 in cash for each committee meeting attended on a non-board meeting day, except the $1,000 meeting fee is not paid where the committee meeting for a standing committee is held on the day before or the day of a monthly Board of Directors meeting attended by the director. The Board of Directors has also approved, in certain circumstances, the payment of a $500 per meeting cash fee for attending certain committee meetings. Directors are paid a cash fee of $2,000 for any special Board of Directors meeting attended. Prior to the third quarter of 2013, the chairperson of the Audit Committee was paid a quarterly cash fee of $2,500, and the chairpersons of all other committees of the Board of Directors, and the Lead Director, were each paid a quarterly cash fee of $1,875. Effective with the third quarter of 2013, the Board of Directors increased the quarterly fees paid to the Lead Director to $7,500 and each committee chairperson receives $3,125. In addition, Directors are also paid $1,000 in cash for attendance at Fulton sponsored educational seminars and other meetings attended, but these seminars and meetings are not included for purposes of calculating director attendance rates since they are a voluntary activity.

     Pursuant to the 2011 Directors’ Equity Participation Plan (the “2011 Director Plan”), each non-employee director received $20,000 in shares of restricted stock, rounded up to the next whole share, as a retainer in 2013. This director equity award was granted on May 1, 2013, and the restricted stock will vest one year from the grant date in accordance with the terms of the 2011 Director Plan. In addition, Fulton’s Board of Directors regularly reviews the annual retainer amounts paid in cash and equity from time to time. During a review in 2013, the Board of Directors also approved a stock award, without restriction or vesting requirements, with a market value, at the time of grant on November 1, 2013, equal to $15,000, rounded up to the next whole share. A stock award is expected to be made shortly after Fulton’s 2014 Annual Meeting to all non-employee directors that are elected at the Annual Meeting and an additional award is anticipated to be made on November 1, 2014.

     Fulton also reimburses directors for certain business and other director-related expenses incurred in the performance of their service as directors of Fulton and provides non-employee directors with a $50,000 term life insurance policy while they are directors. Certain directors have elected to participate in the Fulton Deferred Compensation Plan, under which a director may elect not to receive his or her cash director’s fees when earned, but instead, to receive them, together with interest, in a lump sum or in installments over a period of up to twenty (20) years following retirement. The only current non-employee Fulton directors who have previously established accounts to defer fees or had balances from prior years are Directors Bond, Devine and Smith. Certain Fulton directors also serve on the boards of various Fulton subsidiary banks, and these directors are compensated with a retainer, meeting fees or both for their service on each of those individual boards. The following table summarizes all of the compensation paid to and received by each Fulton non-employee director who served during 2013.

DIRECTOR COMPENSATION TABLE

Name [1]	Fees	Stock	Option	Non-Equity	Change in	All Other	Total
	Earned	Awards [2]	Awards	Incentive	Pension	Compensation 3 4
	or Paid in			Plan	Value and
	Cash			Compensation	Nonqualified
					Deferred
					Compensation
					Earnings
	($)	($)	($)	($)	($)	($)	($)
Jeffrey G. Albertson	19,667	0	0	0	0	0	19,667
Joe N. Ballard	58,000	35,000	0	0	0	0	93,000
John M. Bond, Jr.	69,750	35,000	0 [5]	0	0	0	104,750
Craig A. Dally	68,000	35,000	0	0	0	0	103,000
Denise L. Devine	63,000	35,000	0	0	0	0	98,000
Patrick J. Freer	57,000	35,000	0	0	0	0	92,000
Rufus A. Fulton, Jr.	19,667	0	0	0	0	0	19,667
George W. Hodges	90,425	35,000	0	0	0	0	125,425
Donald W. Lesher, Jr.	22,667	0	0	0	0	0	22,667
Albert Morison III	68,500	35,000	0	0	0	0	103,500
R. Scott Smith, Jr.	53,000	35,000	0 [6]	0	0	16,558 [7]	104,558
Gary A. Stewart	63,000	35,000	0	0	0	0	98,000
Ernest J. Waters	57,500	35,000	0	0	0	0	92,500
____________________

1 Directors listed represent all the non-employee directors of Fulton during 2013. Director Ballard is retiring from Fulton effective with the 2014 Annual Meeting. Directors Albertson, Fulton and Lesher retired from Fulton effective with the 2013 Annual Meeting.

2 Fulton’s non-employee directors were granted stock and restricted stock as part of their 2013 compensation pursuant to the 2011 Director Plan. A $20,000.00 equity award in 1,819 shares of restricted stock with a one year vesting period was granted on May 1, 2013. A $15,000.00 equity award in 1,230 shares of stock without any vesting restrictions was granted on November 1, 2013. The awards were rounded up to the next whole share of Fulton stock, and the amount shown does not reflect the value of any dividends accrued in vested or unvested restricted stock. Directors Albertson, Fulton and Lesher retired from Fulton and were not eligible to receive the equity awards in 2013.

3 Unless otherwise noted, the amount excludes perquisites and other personal benefits with an aggregate value of less than $10,000. Fulton’s methodology to calculate the aggregate incremental cost of perquisites and other personal benefits was to use the amount disbursed for the item. Where a benefit involved assets owned by Fulton, an estimate of the incremental cost was used.

4 In addition to the fees listed in the table, Fulton also paid $48 per year for an individual $50,000 term life insurance policy for each of the directors during 2013. Some of Fulton’s directors also serve on boards of Fulton’s affiliate banks and received director fees for bank board service. During 2013, Director Albertson received $4,450 in fees from Fulton Bank of New Jersey, Director Ballard received $16,500 in fees from The Columbia Bank, Director Bond received $15,850 in fees from The Columbia Bank, Director Dally received $17,800 in fees from Lafayette Ambassador Bank, Director Hodges received $27,750 in fees from Fulton Bank, N.A., and Director Waters received $27,750 in fees from Fulton Bank, N.A.

5 Fulton directors did not receive options as part of their 2013 compensation; however, as of December 31, 2013, Mr. Bond held 78,728 exercisable options that previously were awarded to him by Columbia Bancorp, which was acquired by Fulton in February 2006.

6 Fulton directors did not receive options as part of their 2013 compensation; however, as of December 31, 2013, Mr. Smith held 249,548 exercisable options that previously were awarded to him by Fulton.

7 Includes $13,348 for club fees and other perquisites received by Director Smith during 2013.

INFORMATION CONCERNING COMPENSATION

Compensation Discussion and Analysis

     Executive Summary

     As discussed in detail below, Fulton believes that the compensation of its Executives should reflect Fulton’s overall performance and the contribution of its Executives to that performance. Cash awards under Fulton’s Variable Compensation Plan (“Variable Plan” or the “VCP”) and the Amended and Restated Equity and Cash Incentive Compensation Plan (the “2013 Plan”) are determined based on performance goals and the HR Committee’s subjective assessment of Fulton’s and the Executives’ performance in the preceding year. In 2014, the Executives each received cash incentive awards for their performance in 2013. Those cash incentive awards were based on an assessment of 2013 scorecard performance, which fell below the target level for each Executive, and other factors. 2012 performance qualified the Executives for equity awards in 2013 and the grant date value of actual awards the Executives received on April 1, 2013 ranged from $252,952 to $371,586.

     As outlined in Fulton’s January 2014 earnings release, for the year ended December 31, 2013, filed as an exhibit to Fulton’s Current Report on Form 8-K filed with the SEC on January 21, 2014, Fulton reported net income of $161.8 million, or 83 cents per diluted share, a 3.8 percent increase in comparison to the 80 cents per diluted share earned for the same period in 2012. This was the first year with Mr. Wenger serving as Fulton’s CEO, and 2013 was a year of good progress and positioning Fulton for the future. Fulton increased its loan portfolio, accomplishing one of Fulton’s key strategic priorities, and overall asset quality improved significantly, as seen in Fulton’s lower provision for credit losses and lower non-performing loan levels year over year. Fulton also continued to deploy capital prudently to support organic growth and through share repurchases and cash dividends.

     2013 Compensation Program Changes

     Fulton believes that it needs to offer competitive compensation in order to recruit, motivate and retain qualified Executives. To that end, the HR Committee undertook the following compensation program initiatives in 2013:

     Shareholder Approval of 2013 Plan

     • In 2013, the HR Committee designed amendments to the 2004 Stock Option and Compensation Plan (the “2004 Stock Plan”) with its compensation consultant and submitted the amendments to shareholders as the 2013 Plan at the 2013 Annual Meeting. Shareholders approved the 2013 Plan at the 2013 Annual meeting. The 2013 Plan added performance features and other updated equity plan design features to seek to ensure that future awards continue to effectively link pay with performance and qualify as fully deductible compensation expense to Fulton for federal income tax purposes. The 2013 Plan also provides authority to the HR Committee to make cash-based performance compensation awards to eligible participants, including the Executives. In addition to incentivizing Executives with a new pay for performance methodology, the HR Committee intends to make awards that qualify as “performance-based” compensation for purposes of Section 162(m) of the Tax Code under the 2013 Plan, allowing Fulton to treat such awards as deductible expense for income tax purposes.

     Changes to CEO Cash Bonus Award Level Determination

     • The HR Committee increased the target for the CEO’s cash bonus for 2013. After a review with its compensation consultant, the HR Committee increased the target from 75% to 85% of salary.

     Changes to Equity Award Level Determination for CEO

     • For 2013, the long term incentive (“LTI”) award target performance level recommended by the HR Committee’s compensation consultant was 125% of salary for CEO and 75% of salary for the other Executives. In 2012, these targets were 75% and 50%, respectively. For grants made in 2013, Fulton increased its formal target award levels from 100%

of salary for the CEO to 125% of salary, in order to increase the proportion of pay contingent on long-term company performance and to position total compensation for the CEO near the 50th percentile of the market at the target level of performance. In 2013, other Executives had a formal LTI target award level of 75% of salary, the same level as 2012. The change in the long-term incentive target percentage for the CEO was supported by a review of peer compensation practices and consultation with the compensation consultant.

     • Similar to 2012, the equity awards granted in 2013 by Fulton used the same annual award date of April 1 so that the LTI award could be considered by the HR Committee at the same time as the cash incentive awards based on each Executive’s performance in the preceding year.

     2013 Executive Compensation Decisions

     During 2013, the HR Committee made the following awards and decisions impacting compensation for the Executives:

     Peer Group The peer group Fulton used for 2013 was updated at the recommendation of Fulton’s compensation consultant. After a review, to better align the median of the peer group metrics with those of Fulton, Fulton deleted three peers and added six new peers.

     Salaries In 2013, the Executives received the following salary adjustments:

Executive	2012 Base Salary	2013 Base Salary
Wenger	$625,000	$900,000
Nugent	$530,000	$544,575
Shreiner	$400,000	$411,000
Roda	$370,000	$380,175
Rohrbaugh	$450,000	$456,188

     Mr. Wenger received a base salary increase in connection with his promotion to CEO effective January 1, 2013. As a result, his new salary was within 2% of the market median of Fulton’s peer group as determined by the compensation consultant. Messrs. Nugent, Shreiner, Roda and Rohrbaugh each received base salary increases ranging from 1.375% to 2.75%, based on an assessment of performance and to bring such Executives more in line with salaries of comparable executives employed by institutions within Fulton’s peer group. These non-CEO 2013 salary increases were effective April 1, 2013.

     Cash Bonus Awards As in previous years, actual payout levels and cash awards to the CEO and the other Executives were determined based on HR Committee discretion, plus a scorecard which evaluated performance in four categories: Corporate Financial Objectives compared to Peers; Risk/Control/Liquidity; Superior Customer Experience; and Employee Engagement Objectives. Mr. Wenger’s 2013 cash bonus award was approved subject to terms of the 2013 Plan.

	% of Target - Determined under	2013 Cash
	2013 Cash Incentive scorecard	Incentive Award
Wenger	94%	$503,370
Other Executives	94%-95%	$124,048 to $177,861

     Equity Awards Under the terms of the 2004 Stock Plan, Fulton’s five-year total shareholder return (“TSR”) through December 31, 2012, as measured relative to its peer group, ranked Fulton in the second quartile among its peer group, permitting the HR Committee to grant equity awards in 2013 to the CEO and Executives. Actual awards in 2013 were determined at the discretion of the HR Committee and were approved in a range of 57.73% to 70.11% of base salary, on the grant date of April 1, 2013. On the date of grant, these awards were valued from $252,952 to $371,586.

     Compensation Philosophy

     Objectives Fulton’s executive compensation philosophy and programs are intended to achieve three objectives:

     • Align interests of the Executives with shareholder interests - Fulton believes that the interests of the Executives should be closely aligned with those of its shareholders. Fulton attempts to align these interests by evaluating the Executives’ performance in relation to key financial measures 1 which it believes correlate to consistent long-term shareholder value and increasing profitability, without compromising Fulton’s culture and overall risk profile.

     • Link pay to performance - Fulton believes in a close link between pay to the Executives and the overall performance of Fulton on both a short-term and long-term basis. It seeks to reward the Executives for their contributions to Fulton’s financial and non-financial achievements and to differentiate rewards to Executives based on their individual contributions.

     • Attract, motivate and retain talent - Fulton believes its long-term success is closely tied to the attraction, motivation and retention of highly talented employees and a strong management team. While a competitive compensation package is essential in competing for and retaining talented employees in a competitive market, Fulton also believes that non-monetary factors, such as a desirable work environment and successful working relationships between employees and managers, are critical to providing a rewarding employee experience.

     To achieve these three objectives, Fulton provides the following elements of Executive compensation:

     • Base Salary - Fulton generally sets Executive base salaries near the market median at comparable peer companies and to reflect individual job responsibilities, experience and tenure.

     • Annual Performance Awards - Annual cash incentives are designed to focus the attention of the Executives on the achievement of annual business goals. Under Fulton’s annual cash incentive plans, awards at the target level of performance are designed to position total cash compensation near the market median. Fulton’s cash incentive plans provide the Executives with the opportunity to earn cash compensation above the median for superior performance.

     • Equity Awards - Fulton believes in providing LTI awards in the form of equity in order to focus the Executives on delivering long-term performance and shareholder value. The LTI program is also designed to provide the Executives with a long-term wealth-building opportunity that balances short-term incentives, ensures a focus on the long-term stability of the organization and incorporates vesting terms that encourage executive retention. Fulton believes in equity award levels that are fair and market competitive, both in isolation and in the context of total compensation.

     • Benefits - Fulton believes in providing benefits that are competitive in the marketplace and that encourage the Executives to remain with Fulton. Retirement benefits are designed to provide reasonable long-term financial security.

     • Perquisites - Fulton believes in providing the Executives and other officers with basic perquisites that are necessary for conducting Fulton’s business.

     HR Committee Membership and Role

     The HR Committee is currently comprised of five independent directors, all of whom are appointed annually by Fulton’s Board of Directors. Each member of the HR Committee qualifies as an independent director under the NASDAQ listing standards and meets NASDAQ additional independence requirements specific to compensation committee members, and no member of the HR Committee is a party to a related person transaction in excess of $120,000 as more fully described in “Related Person Transactions” on page 18. There are no interlocking relationships, as defined in the regulations of the SEC, involving members of the HR Committee. For a further discussion on director independence, see the “Information about Nominees, Directors and Independence Standards” section on page 7 of this proxy statement.

____________________
[1]	See discussion of scorecards in the Variable Plan section beginning on page 29.

     Pursuant to its charter, which is available on Fulton’s website at www.fult.com, and consistent with NASDAQ rules, the role of the HR Committee is to assist the Board of Directors in evaluating and setting salaries, bonuses and other compensation of the Executives, to administer Fulton’s equity and other compensation plans and to take such other actions, within the scope of its charter, as the HR Committee deems necessary or appropriate. The HR Committee relies upon such performance data, statistical information and other data regarding executive compensation programs, including information provided by Fulton’s Human Resources Department, Fulton’s officers and outside advisors, as it deems appropriate. The HR Committee has unrestricted access to individual members of management and employees and may ask them to attend any HR Committee meeting or to meet with any member of the HR Committee. The HR Committee also has the power and discretion to retain, at Fulton’s expense, such independent counsel and other advisors or experts as it deems necessary or appropriate to carry out its duties.

     Fulton’s executive compensation process consists of establishing targeted overall compensation for each Executive and then allocating that targeted total compensation among base salary, incentive compensation and equity awards. Fulton does not have a policy or an exact formula with regard to the allocation of compensation between cash and non-cash elements, except that the HR Committee has established a methodology and an award matrix for cash bonus payments under the Variable Plan and 2013 Plan and LTI non-cash elements, as described in more detail below. Consistent with Fulton’s compensation philosophy, however, the HR Committee determines the amount of each type of compensation for the Executives by: reviewing publicly available executive compensation information of twenty peer group companies (as defined and listed below); consulting with outside advisors and experts; considering the complexity, scope and responsibilities of the individual’s position; consulting with the CEO with respect to the other Executives; assessing possible demand for the Executives by competitors and other companies; and evaluating the compensation appropriate to attract executives to Fulton’s headquarters in Lancaster, Pennsylvania.

     Role of Management

     Management assists the HR Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the HR Committee, the CEO and other Executives participate in HR Committee meetings to provide background information, compensation recommendations for other officers, performance evaluations and other items requested by the HR Committee. As part of the performance evaluation process, all the Executives are asked to complete an annual self-assessment of their overall performance. The HR Committee, without management present, reviews the CEO’s self-assessment. The CEO reviews the self-assessment forms prepared by the other Executives and shares his comments and recommendations with respect to the performance of the other Executives. The Executives are not present for the HR Committee’s discussions, deliberations and decisions with respect to their individual compensation. The HR Committee Charter, last amended in 2013, provides that the CEO may not be present during HR Committee voting or HR Committee deliberations regarding the CEO’s compensation. The Board of Directors, in executive session, with only the independent directors present, makes all final determinations regarding the compensation of the Executives, after considering recommendations made by the HR Committee.

     Compensation Plan Risk Review

     The HR Committee, at its February 25, 2014 meeting, conducted its annual compensation plan risk review of all compensation plans in effect as of December 31, 2013. At this meeting, Fulton’s Chief Risk Officer discussed his review of Fulton’s compensation plans with a focus on three compensation risk management components: 1) governance and policies; 2) inherent risk in plan design and mitigating factors; and 3) internal controls and monitoring. The HR Committee has reviewed and considered all of such plans and practices and does not believe that Fulton’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Fulton.

     The HR Committee considered various factors that have the effect of mitigating risk and, with the assistance of Fulton’s Chief Risk Officer, and Legal and Human Resources staff members, reviewed Fulton’s compensation policies and practices for all employees, including the elements of Fulton’s executive compensation programs, to determine whether any portion of such compensation encourages excessive risk taking. The HR Committee concluded that risks associated with Fulton’s compensation plans are mitigated by a variety of factors, including:

     1) the multiple elements of Fulton’s compensation packages, including base salary, annual cash incentive programs and equity awards; the fact that equity awards vest over a number of years and that equity awards are generally intended to motivate employees to take a long-term view of Fulton’s business; and the use of clawbacks, caps and balanced metrics in certain plans;

     2) the structure of Fulton’s annual cash incentive program, which is based on (a) a number of different performance measures and scorecards to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of Fulton’s business, and (b) performance targets that do not require undue risk-taking to achieve a stated metric or performance factor;

     3) effective management processes for developing strategic and annual operating plans, and strong internal financial controls;

     4) the review by Fulton’s Internal Audit Department of the controls related to incentive compensation and certain metrics used to determine executive compensation, such as the Executive scorecards; and

     5) proper governance and oversight of Fulton’s programs by the Board of Directors, the HR Committee, Fulton’s Enterprise Risk Management Committee, Fulton’s Chief Risk Officer and Fulton’s Human Resources staff.

     Shareholder Say-on-Pay Proposal and Frequency of Future Proposals

     As required by SEC rules, Fulton submitted a non-binding Say-on-Pay proposal to its shareholders at Fulton’s 2013 Annual Meeting, and the shareholders approved Fulton’s recommendation in favor of Fulton’s 2013 Say-on-Pay proposal. This year’s non-binding 2014 Say-on-Pay proposal is described on page 52.

     Fulton viewed the results of the 2013 Say-on-Pay proposal as supporting its compensation policies and decisions for the Executives, and the Board will consider this year’s non-binding proposal as a barometer of shareholder support for the current compensation programs for the Executives. Not counting broker non-votes, approximately 91% of the shareholders who returned a ballot in 2013 voted in favor of, and approved, Fulton’s 2013 Say-on-Pay proposal. In particular, the HR Committee viewed the number of votes cast in favor of Fulton’s 2013 Say-on-Pay proposal to be a positive endorsement of the current pay programs and practices. Fulton will continue to monitor the level of support for each annual Say-on-Pay proposal. However, the outcome of any annual non-binding shareholder Say-on-Pay vote will not be the only factor that the HR Committee and Board of Directors will consider in making future decisions related to executive compensation.

     In 2011, Fulton submitted to shareholders a non-binding proposal, asking shareholders whether Fulton should submit its Say-on-Pay proposal to shareholders every one, two or three years. This proposal is commonly known as a “Say-When-on-Pay” proposal. The shareholders approved Fulton’s recommendation that the Say-on-Pay proposal should be submitted to shareholders on an annual basis. Although Fulton believes that having an annual Say-on-Pay vote is appropriate for 2014, Fulton’s HR Committee and Board of Directors will continue to evaluate the frequency of the non-binding Say-on-Pay proposal and might recommend that shareholders approve a different frequency in the future. Under current SEC rules, publicly traded companies are required, no less frequently than once every six years, to provide for a separate shareholder Say-When-on-Pay advisory vote in proxy statements for annual meetings to determine whether the Say-on-Pay vote will occur every one, two or three years. Fulton anticipates submitting a new “Say-When-on-Pay” proposal to shareholders on or before Fulton’s annual meeting of shareholders in 2017.

     Use of Consultants

     The HR Committee retained McLagan, an Aon Hewitt company, as its sole independent compensation consultant for 2013. McLagan has served as the sole independent compensation consultant for the HR Committee since June 2010. McLagan previously was retained in 2009 for a compensation plan risk review project. McLagan has performed a variety of engagements during 2013, including conducting a compensation market analysis related to Fulton’s Executives, a scorecard review and an overall compensation policy review, extensive work related to updating Fulton’s 2004 Stock Plan in the form of the 2013 Plan and providing general compensation advice regarding Fulton’s Executives.

     At its February 25, 2014 meeting, the HR Committee considered the independence of McLagan in light of the SEC rules and NASDAQ listing standards related to compensation committee consultants. The HR Committee requested and received a report from McLagan addressing the independence of McLagan and its consultants, including the following factors: (1) other services provided to Fulton by McLagan; (2) fees paid by Fulton as a percentage of Aon’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the consultants and a member of the HR Committee; (5) any company stock owned by the consultants; and (6) any business or personal relationships between Fulton’s executive officers and the consultants. The HR Committee discussed these considerations and concluded that the work performed by McLagan and its consultants involved in the engagements did not raise any conflict of interest, and further concluded that McLagan continues to be an independent HR Committee consultant.

     During 2013, McLagan was instructed by the HR Committee to compare Fulton’s current compensation practices and executive compensation payments with those of its peers, evolving industry best practices and regulatory guidance. Based on that comparison, McLagan was asked to recommend changes in Fulton’s executive compensation practices that were consistent with Fulton’s executive compensation philosophy and objectives as described above.

     McLagan completed a number of assignments at the direction of the HR Committee during 2013, including a benchmarking analysis of total compensation, base salary, short-term incentive payments and LTI awards against Fulton’s twenty (20) member peer group listed below. In doing its review, McLagan used the peer data as a point of reference for measurement of different compensation elements, but this was not the only determinative factor in its final recommendations to the HR Committee. The HR Committee considered the benchmarking data of Fulton’s peer companies along with other information from the compensation consultant, in making its determinations in 2013. McLagan also undertook other projects during 2013, including assisting Fulton with updates to the 2013 Plan and developing a new performance-based cash and equity award methodology for new performance awards in 2014.

     The specific instructions given to the consultant and fees to be paid were generally outlined in engagement letters that described the scope and performance of duties under each project. Fulton does not have a policy that limits the other services that an executive compensation consultant can perform. McLagan and its affiliates did not provide additional services in 2013 with associated fees in excess of the $120,000 SEC disclosure threshold for a compensation consultant.

     Use of Peer Groups

     The HR Committee last reviewed and updated Fulton’s peer group in 2012. At that time, the HR Committee asked McLagan to review Fulton’s then current peer group members, consider new peers and recommend a new peer group to be used by Fulton starting in 2013. To establish an appropriate peer group, McLagan initially defined a broad list of all financial institutions with $10 to $40 billion in assets nationwide and, from these companies, made recommendations based on a variety of factors, including geographic focus, business model, asset size, loan portfolio, and revenue composition to determine the most relevant comparators. Six new peers were added to the peer group and three existing peers were deleted, primarily due to differences in revenue mix and asset size. The deleted peer members were: First Horizon National Corporation, First Niagara Financial Group, Inc. and Synovus Financial Corp. The peers added for 2013 were: F.N.B. Corporation, Hancock Holding Company, IBERIABANK Corporation, Prosperity Bancshares, Inc., Umpqua Holdings Corporation and Wintrust Financial Corporation. During 2013, this peer group was utilized for both compensation decisions and to gauge Fulton’s overall financial performance. When a peer group member announces that it is being acquired, Fulton has historically deleted the company from the peer group. The HR Committee will continue to evaluate the peer group to confirm that continues to be appropriate for Fulton.

     The peer group is also used by Fulton for financial performance purposes (the “Performance Peer Group”). During 2013, this Performance Peer Group was used to determine the annual equity award grants, and for certain scorecard performance factors under the VCP and 2013 Plan, as discussed below. As of December 31, 2013, the twenty (20) members of the Performance Peer Group used for 2013, and their stock trading symbols were:

Associated Banc-Corp (ASBC)	BancorpSouth, Inc. (BXS)
BOK Financial Corporation (BOKF)	City National Corporation (CYN)
Commerce Bancshares, Inc. (CBSH)	Cullen/Frost Bankers, Inc. (CFR)
F.N.B. Corporation (FNB)	FirstMerit Corporation (FMER)
Hancock Holding Company (HBHC)	IBERIABANK Corporation (IBKC)
International Bancshares Corporation (IBOC)	People’s United Financial, Inc. (PBCT)
Prosperity Bancshares, Inc. (PB)	Susquehanna Bancshares, Inc. (SUSQ)
TCF Financial Corporation (TCB)	UMB Financial Corporation (UMBF)
Umpqua Holdings Corporation (UMPQ)	Valley National Bancorp (VLY)
Webster Financial Corporation (WBS)	Wintrust Financial Corporation (WTFC)

     Elements of Executive Compensation

     Fulton’s executive compensation program currently provides a mix of base salary, cash incentive and equity-based plans, as well as retirement benefits, health plans and other benefits as follows:

     Base Salary Base salary is an important element of executive compensation because it provides the Executives with a consistent level of monthly income. Consistent with its compensation philosophy, Fulton generally seeks to set base salary for the Executives in line with the market median overall. Fulton sets salaries on an individual-by-individual basis and seeks to provide base salary appropriate for the person’s position, experience, responsibilities and performance.

     In making recommendations to the Board of Directors regarding the appropriate base salaries for 2013, the HR Committee received a recommendation from McLagan, its compensation consultant, which considered base salaries paid by members of the Performance Peer Group to peer officers who held similar roles and who were positioned similarly to the Executives in their respective organizations.

     With regard to the compensation paid to Mr. Wenger, the HR Committee also considered his performance based on a scorecard that included the attainment of certain performance goals, results of his management decisions, the earnings of Fulton during the previous year and other factors, such as the HR Committee’s perspective of his overall performance. With regard to the compensation paid to the other Executives, the HR Committee also considered information provided by Mr. Wenger for Messrs. Nugent, Shreiner, Roda and Rohrbaugh, which included an assessment of each Executive’s level of individual performance, attainment of performance goals set forth in individual scorecards, overall contributions to the organization and salary history. The HR Committee also considered its own perceptions of the performance of each Executive.

     On March 19, 2013, after a review of the Executives’ competitive positioning to market using Performance Peer Group data and internal equity comparisons presented by McLagan, the HR Committee recommended, and the Board of Directors approved, base salary adjustments effective April 1, 2013, and Fulton set the annual base salaries for Messrs. Wenger, Nugent, Shreiner, Roda and Rohrbaugh at that time. The 2014 base salary for each Executive is listed in footnote 2 of the “Summary Compensation Table” on page 41.

     Variable Plan The HR Committee believes that annual performance-based incentive bonuses are valuable in recognizing and rewarding individual achievement and, by focusing more on performance pay opportunities for the Executives, it can more closely align Fulton’s compensation program with shareholder interests. Fulton’s Variable Plan and 2013 Plan are designed so that no incentive bonus is paid unless Fulton achieves a predetermined performance threshold metric. Prior to 2011, the HR Committee used an earnings per share (“EPS”) threshold performance target. However, starting with performance in 2011, based on a recommendation by McLagan, the HR Committee changed the threshold performance target to one based on return on equity (“ROE”). McLagan indicated that there were two reasons for its recommendation. First, using relative EPS growth could lead to abnormal results in certain circumstances, such as when earnings in a prior year are negative. Second, because Fulton’s Executive scorecards already rely heavily on relative performance to peers in several categories, an absolute performance hurdle, such as a predetermined ROE target, would better balance the overall approach to determining incentives. When it set the new ROE target, the HR Committee viewed this performance target as a reachable goal, but not a target which guarantees payment of an incentive bonus, to insure that the Executives are paid for performance. Although Fulton used a ROE performance hurdle as a plan threshold for the 2011, 2012 and 2013 Variable Plan awards the 2013 awards under the 2013 Plan, and has decided to do so again in 2014, a different threshold performance target other than ROE may be used in future years.

     The HR Committee, at its January 2014 meeting, determined that the 2013 ROE target set for 2013 performance of 6.06% was met by Fulton, and for 2013 was in excess of 80% of Fulton’s budgeted ROE of 7.57%. Therefore, because the threshold performance target was achieved for the 2013 Variable Plan, each Executive was eligible to receive a VCP award, or in the case of the CEO, a 2013 Plan award, equal to a percentage of base salary paid to the individual Executive during the year the award was earned. Actual awards may be greater than or less than targets set by the HR Committee, up to a predetermined maximum, with the variability attributable to individual and company performance. These award payouts are substantially based on scorecard results with the HR Committee exercising negative discretion in its sole judgment, as appropriate. Generally, performance factors that are more directly aligned with the interests of shareholders, such as financial performance, are given greater weight. Based upon the recommendation and the market review conducted by Fulton’s compensation consultant at the time the Variable Plan was approved originally, the HR Committee determined that the award amounts payable to each Executive should be a percentage of the Executive’s base salary. For his cash incentive 2013 Plan award, Mr. Wenger, as CEO, had threshold, target and maximum award percentages that were different from the other Executives. His 2013 annual cash performance-based incentive bonus award was made pursuant to the terms and provisions of the 2013 Plan, and the HR Committee approved it as a Performance Compensation Award under Article 10 of the 2013 Plan. For 2013, all Executives utilized a similar scorecard, except category rating and individual cash award payouts were determined under the annual cash incentive award matrix below and approved by the HR Committee.

2013 Annual Cash Incentive Award Matrix
Scorecard	% of Target	CEO Payout %	SEVP Payout %	2013 Award Level
1.00	0.0%	0.0%	0.0%
1.25	0.0%	0.0%	0.0%
1.50	0.0%	0.0%	0.0%
1.75	0.0%	0.0%	0.0%
2.00	50.0%	42.50%	25.0%	Threshold
2.25	75.0%	63.75%	37.5%
2.50	100.0%	85.00%	50.0%	Target
2.75	116.7%	99.17%	58.3%
3.00	133.3%	113.33%	66.7%
3.25	150.0%	127.50%	75.0%
3.50	166.7%	141.67%	83.3%
3.75	183.3%	155.83%	91.7%
4.00	200.0%	170.00%	100.0%	Maximum

     For 2013, McLagan recommended, and the HR Committee approved, increasing the CEO target to 85%, up from 75%, and maintaining the target for other officers at 50%. This change for the CEO was recommended by Fulton’s compensation consultant because the increase in opportunity levels better aligned the annual cash incentives paid to the CEO with the Performance Peer Group median.

     In early 2013, the HR Committee reviewed and approved the scorecards to be used in 2013 and determined that the Executives should all be reviewed based on a uniform scorecard with similar category weightings, except for Mr. Rohrbaugh who, due to his position as Chief Risk Officer, should have a scorecard with a greater focus on risk-related categories as a result of his job responsibilities. As a result, all the non-CEO Executives, except Mr. Rohrbaugh, had category ratings of 50%, 30%, 10% and 10% for Corporate Financial Objectives, Risk/Control/Liquidity, Superior Customer Experience and Employee Engagement Objectives, respectively. For Mr. Rohrbaugh, each of these categories was weighted differently at 40%, 40%, 10% and 10% for Corporate Financial Objectives, Risk/Control/Liquidity, Superior Customer Experience and Employee Engagement Objectives, respectively. Mr. Wenger, as the CEO, had category ratings of 62.5 and 37.5% for the performance-based categories of Corporate Financial Objectives and Risk/ Control/Liquidity, while the HR Committee reserved negative discretion related to Superior Customer Experience and Employee Engagement Objectives to lower Mr. Wenger’s score. For 2013, the four scorecard performance factors and the sub-categories under each factor were:

2013 Performance Factors	Sub-categories
• Corporate Financial Objectives

Earnings Per Share Growth; Return on Assets; Return on Equity; Average Core Deposit Growth; Average Loan Growth; Non-Interest Income Growth; and Efficiency Ratio measured relative to the Performance Peer Group.

• Risk/Control/Liquidity	Capital Rating; Non-Performing Assets/Total Assets relative to the Performance Peer Group; Liquidity and Funding; and Regulatory Compliance.
• Superior Customer Experience	Customer Satisfaction Index and Household Growth.
• Employee Engagement Objectives	Management Succession; Corporate Diversity; Corporate Employee Retention; Employee Engagement Survey Results; and Salaries and Benefits Efficiency Ratio.

     For each of the Executives, performance measurement criteria were established for each critical performance factor sub-category. While, for the most part, specific, objective, measureable criteria were used, some scorecard sub-categories require a subjective determination to be made by the HR Committee. For certain objectively measured performance categories, scorecard results depended upon Fulton’s quartile ranking among the Performance Peer Group, and all factors were rated with a numerical scale of 4 to 1. The top of the scale range was a 4 for 1st quartile performance, or excellent results, down to a score of 1 for 4th quartile performance, or results below expectations. The following is a tabular summary of the critical performance factors with the weights and the total score for each Executive on their 2013 scorecards.

2013 Scorecard
Critical Performance Factors	Wenger	Nugent	Shreiner	Roda	Rohrbaugh
• Corporate Financial Objectives Score	62.5%	50%	50%	50%	40%
• Risk/Control/Liquidity Score	37.5%	30%	30%	30%	40%
• Superior Customer Experience Score	NA [1]	10%	10%	10%	10%
• Employee Engagement Objectives Score	NA [1]	10%	10%	10%	10%
• Total Score for each Executive	2.44	2.44	2.44	2.44	2.45

     The HR Committee reviewed the overall 2013 performance and scorecard results for each Executive, and determined that each of the Executives achieved a level of performance in 2013 that qualified the Executive for an annual cash incentive award slightly below each Executive’s target payout established under the Variable Plan, or in the case of the CEO, under the 2013 Plan. In addition to the scorecard results and information provided on individual critical performance factors for each Executive, in determining the annual cash incentive award percentages for each Executive, the HR Committee also considered the efforts and contributions to Fulton’s financial performance of each of the Executives. The HR Committee also considered the overall progress Fulton has made in continuing to enhance its risk and regulatory compliance infrastructures and strengthen its regulatory compliance and risk management functions to address identified deficiencies in these areas, the heightened level of regulatory expectations and substantially increased new requirements.

____________________

1 The HR Committee for the CEO cash award has discretion to reduce or eliminate the amount of the annual cash incentive award under the 2013 Plan as the HR Committee may determine.

     In particular, the HR Committee weighed the pace of progress in building-out Fulton’s risk and regulatory compliance infrastructures relative to current regulatory expectations in that regard. In weighing these factors, the HR Committee determined to exercise its discretion under the Variable Plan and the 2013 Plan to recommend that the Board of Directors reduce by 30% the amount of the annual cash incentive award paid to each of the Executives for performance during 2013, determined based on the scorecard performance factors and formulas described above. The HR Committee took this action to emphasize the need to continue to strengthen Fulton’s risk management framework and regulatory compliance programs and to encourage the Executives to accelerate their efforts in these areas. In addition, the reduction was intended to provide tangible evidence of the importance the Board of Directors attaches to the need to strengthen Fulton’s risk and regulatory compliance management infrastructures and to reinforce the “tone from the top” regarding the critical importance of accelerating completion of that work to build stronger and sustainable regulatory compliance and risk management processes that will support Fulton as it continues to grow. In addition, and for these same reasons, the Board of Directors reduced the cash incentive awards paid to Fulton’s other officers by 15%.

     Options and Restricted Shares The Executives, except Mr. Rohrbaugh, received restricted stock awards in 2013 under the terms of the 2004 Stock Plan prior to the approval of the 2013 Plan by shareholders in April 2013. The HR Committee did not award any restricted stock to Mr. Rohrbaugh in 2013 because he received an award in November 2012 in connection with the acceptance of his employment with Fulton. The 2004 Stock Plan defines the total number of shares available for awards each year based on Fulton’s five-year TSR performance relative to its peer group. Fulton believes equity-based compensation aligns the interests of the Executives and other eligible officers with those of Fulton’s shareholders, and encourages them to “think like owners.” Therefore, Fulton believes that equity awards are an appropriate means of motivating, rewarding and compensating the Executives and other key officers based on the future performance of Fulton. Historically, “pay for performance” included the discretionary award of options and restricted shares to the Executives. Pursuant to the 2004 Stock Plan approved by shareholders at the 2004 Annual Meeting, Fulton was authorized to award incentive stock options, non-qualified stock options and restricted stock for a period of ten years to key employees of Fulton, its affiliate banks and its other subsidiaries. Stock options were previously awarded to the Executives, but more recently, restricted stock, has been the traditional award type for Fulton to the Executives, pursuant to a formula applied by the HR Committee. Under the 2013 Plan, the HR Committee will determine the number of shares granted in any calendar year. However, for awards made in 2013 and before, the 2004 Stock Plan provided that the total number of shares available for grant to all participants, including the Executives, in any calendar year in the form of stock options or restricted stock was to be determined based on the performance of Fulton, measured in terms of TSR for the immediately preceding five-year period relative to the Performance Peer Group. This process for determining the number of shares available for grant in a particular year was stated in Section 5.04 of the 2004 Stock Plan, as follows:

The number of Shares available for Awards in any calendar year shall be determined depending upon the performance of Fulton measured in terms of TSR relative to a Peer Group, determined at the sole discretion of the HR Committee, for the five-year period immediately preceding the grant of the Award. The number of Shares available for Awards shall be determined in accordance with the following schedule:

Percent of Total Outstanding Shares
Fulton’s TSR Ranking among the Peer Group	Available for Awards
for Prior Five-Year Period	for Plan Year
Top Quartile	1.00%
Second Quartile	0.75%
Third Quartile	0.50%
Fourth Quartile	At the Discretion of the HR Committee
but limited to no more than 0.50%

     Under the 2004 Stock Plan, an option recipient who retired at age fifty-five or older with five or more years of consecutive employment as defined in the 2004 Stock Plan, may exercise his or her currently exercisable stock options for up to two years from the retirement date (but not beyond the date when the option would otherwise expire). For option or restricted stock recipients who retire at age sixty or older with ten or more years of consecutive employment as defined in the 2004 Stock Plan, unvested stock options become exercisable and unvested restricted stock grants become vested on the retirement date. Upon a change in control, as defined in the 2004 Stock Plan, 1 options not previously exercisable become exercisable, and unvested restricted stock vests. Generally under the 2004 Stock Plan, unvested stock options become exercisable and unvested restricted stock vests upon the death or disability of the Executive, and his or her authorized representative shall have a period of one year following such termination of employment to exercise any vested option granted, but such period of time shall not exceed the option’s original expiration date.

     2013 Long-term Incentive Awards During 2012 and 2013, the HR Committee worked in conjunction with McLagan to develop a new performance-based long-term incentive award methodology for 2014 that incorporates performance-vested equity earned based on Fulton’s future performance. The HR Committee expects to grant these performance-based awards to the Executives in first quarter of 2014 with a variety of performance features pursuant to the 2013 Plan.

     For 2013, individual awards of restricted shares were made to the Executives on April 1, 2013, for performance in 2012. Awards to other eligible participants were granted on April 1, 2013. Awards were in the form of restricted stock, stock options, or a combination of stock options and restricted stock, and were determined by the Board of Directors based on recommendations of the HR Committee and management.

     Prior to 2011, the HR Committee did not establish specific equity award target levels for individual performance or overall corporate profitability. The number of options and restricted shares awarded to each Executive was primarily at the discretion of the HR Committee. In 2011, as a guide in making individual awards to the Executives, the HR Committee established a long-term incentive award matrix based on Fulton’s five-year TSR ranking among its Performance Peer Group for the prior year. Equity awards in 2013 were made to each Executive as a percent of the Executive’s base salary in accordance with the following matrix, with the actual award being subject to the discretion of HR Committee, but generally not to exceed the maximum of the equity award guidelines below:

2013 LTI Award Matrix
		CEO 2013 LTI Award	SEVP 2013 LTI Award
TSR Performance	Percent of Target Payout	Percent of Salary	Percent of Salary
Top Quartile	125%-150%	156.3%-187.5%	93.8%-112.5%
Second Quartile	100%-125%	125.0%-156.3%	75.0%-93.8%
Third Quartile	75%-100%	93.8%-125.0%	56.3%-75.0%
Bottom Quartile	50%-75%	62.5%-93.8%	37.5%-56.3%

     For 2013 the LTI target award levels recommended by McLagan was 125% for the CEO and 75% for other Executives. In the prior year, the LTI target award levels were 75% and 50% for the CEO and other Executives, respectively. As a result of Fulton’s 2012 TSR performance being in the second quartile, the 2013 award to the Executives, including Mr. Wenger who, for these 2013 LTI awards, the HR Committee decided should be awarded at the same level as the other
____________________

1 “Change in Control” of Fulton shall mean:
(a) a change in the Board during any twenty-four (24) month period ending on or after the effective date of the Plan, if the individuals who were directors of Fulton at the beginning of the period cease during such period to constitute at least a majority of the Board;
(b) the acceptance and completion of a tender offer or exchange offer by any entity, person or group (including any affiliates of such entity, person or group, other than an Affiliate of Fulton) for twenty-five percent (25%) or more of the outstanding voting power of all capital stock of Fulton;
(c) the acquisition by any entity, person or group (including any affiliates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of Fulton’s capital stock entitled to twenty-five percent (25%) or more of the outstanding voting power of all capital stock of Fulton;
(d) a merger, consolidation, division, share exchange, or any other transaction or a series of transactions outside the ordinary course of business involving Fulton (a “Business Combination”), as a result of which the holders of the outstanding voting capital stock of Fulton immediately prior to such Business Combination, excluding any shareholder who is a party to the Business Combination (other than Fulton) or is such party’s affiliate as defined in the Exchange Act, hold less than seventy-five percent (75%) of the voting capital stock of the surviving or resulting corporation; or
(e) the transfer of substantially all of the assets of Fulton other than to a wholly owned subsidiary of Fulton.

Executives because the TSR period occurred prior to him becoming CEO, was in the range of approximately 58% to 70%. While the LTI awards made in 2013 were approximately 30% higher than 2012 LTI awards, Fulton’s second quartile TSR performance would have permitted higher awards to be made in the second quartile range, up to 93.8% of salary for the Executives as provided in the table above. The reduction was in part based on management’s recommendation to temper the amount of awards for budget and other considerations such as the current economic and regulatory environment. Other factors that the HR Committee considered in determining the number of restricted shares to be awarded to each Executive included the recommendation of the compensation consultant, the CEO’s recommendations for the other Executives, previous stock option and restricted stock awards to each Executive, Fulton’s performance and each Executive’s achievement of scorecard goals.

     In 2013, Fulton granted a total of 617,869 stock options and 378,206 restricted shares to all participants in the 2004 Stock Plan, with no stock options and 107,748 restricted shares granted to the Executives and the remaining 617,869 stock options and 270,458 restricted shares granted to other Fulton employees.1 In accordance with the terms of the 2004 Stock Plan, restricted shares accrue dividends, which are reinvested in similarly restricted shares. During 2013, Fulton made equity awards to the Executives for 2012 performance in the form of restricted stock which vests after three years as follows:

Executive [2]	Number of	Grant Date	Grant-date Fair Value
	Restricted Shares		@ $11.58 per Share
Wenger	31,161	4/1/2013	$360,834
Nugent	32,089	4/1/2013	$371,586
Shreiner	22,654	4/1/2013	$262,332
Roda	21,844	4/1/2013	$252,952

     Employee Stock Purchase Plan The ESPP was designed to advance the interests of Fulton and its shareholders by encouraging Fulton’s employees and the employees of its affiliate banks and other subsidiaries to acquire a stake in the future of Fulton by purchasing shares of the common stock of Fulton. Currently, Fulton limits payroll deduction and annual employee participation in the ESPP to $7,500. During 2013, Mr. Roda participated in ESPP payroll deduction and has shares in the ESPP. Mr. Shreiner has shares in the ESPP, but is not currently purchasing shares by payroll deduction. Mr. Rohrbaugh is a new participant enrolled in the ESPP, but has not yet purchased any shares by payroll deduction. No other Executives participate in the ESPP.

     Defined Contribution Plan – 401(k) Plan Fulton provides a qualified defined contribution plan, in the form of a 401(k) Plan, to the Executives and other employees and provides for employer matching contributions that satisfy a non-discrimination “safe-harbor” available to 401(k) retirement plans. This safe-harbor employer matching contribution is equal to 100% of each dollar a participant elects to contribute to the 401(k) Plan, but the amount of contributions that are matched by Fulton is limited to 5% of eligible compensation. In addition, the Executives, except for Mr. Rohrbaugh, and certain employees are eligible for an additional employer profit sharing contribution under the 401(k) Plan, which for 2013 was equal to 5% of a participant’s eligible compensation.

     Deferred Compensation Agreements Fulton’s nonqualified deferred compensation plans include (1) the Fulton Deferred Compensation Plan, under which officers, directors and advisory board members can elect to defer receipt of fees and certain management employees can elect to defer receipt of cash compensation, and (2) a series of essentially identical Supplemental Executive Retirement Plan Agreements entered into with a certain group of senior managers, including the Executives, for the purpose of crediting them with full contributions each year equal to the contributions they would have otherwise been eligible to receive under the 401(k) Plan, if not for the limits imposed by the Internal Revenue Code, as amended (the “Tax Code”) on the amount of compensation that can be taken into account under a tax-qualified retirement plan. Fulton’s deferred compensation contributions for the Executives in 2013 are stated in footnote 8 of the “Summary Compensation Table” on page 41. The deferred compensation plan accounts of each participant are

____________________

1 Restricted shares listed are as of December 31, 2013 and exclude any accrued reinvested dividends.
2 Mr. Rohrbaugh did not receive a restricted share award in 2013 because he received a restricted share award when he was hired in 2012.

held and invested under the Fulton Nonqualified Deferred Compensation Benefits Trust, with Fulton Financial Advisors, a division of Fulton Bank, N.A., serving as trustee. The participants are permitted to individually direct the investment of the deferred amounts into various investment options under the Nonqualified Deferred Compensation Benefits Trust.

     Defined Benefit Pension Plans Fulton has not had an historical practice of using defined benefit pension plans to provide employees or the Executives with retirement benefits, but some defined benefit plans have been acquired in different merger transactions over time, and any such acquired plans were continued only for the then current plan participants. However, none of the Executives participate in such pension plans.

     Survivors’ Benefit Life Insurance and Other Death Benefits Employees of Fulton and certain of its bank subsidiaries, who had been employed by Fulton for at least five years as of April 1, 1992, were eligible to participate in a survivors’ benefit program, which was discontinued on February 1, 2014. This program provided the employee’s spouse, in the event of the employee’s death prior to retirement, with an annual income equal to the lesser of $25,000 or twenty-five percent of the employee’s final annual salary. This benefit is paid from the date of death until the employee’s sixty-fifth birthday, subject to a minimum of ten annual payments having been made. During 2013, Messrs. Wenger, Shreiner and Roda participated in this program because each was hired before April 1, 1992. Messrs. Nugent and Rohrbaugh were hired after April 1, 1992 and were not eligible for this benefit. The estates of each of the Executives are also eligible for a payment equal to two times base salary (plus an amount equal to applicable individual income taxes due on such amounts) from Fulton pursuant to individual Death Benefit Agreements between Fulton and each Executive, should the Executive die while actively employed by Fulton. Upon the Executive’s retirement, the post retirement benefit payable upon the individual’s death is reduced to $5,000.

     Health, Dental and Vision Benefits Fulton offers a comprehensive benefits package for health, dental and vision insurance coverage to all full-time employees, including the Executives, and their eligible spouses and children. Fulton pays a portion of the premiums for the coverage selected, and the amount paid varies with each health, dental and vision plan. All of the Executives have elected one of the standard employee coverage plans available.

     Retiree Benefit Payments Generally, employees who were hired or joined Fulton as a result of a merger prior to January 1, 1998, and who retired prior to February 1, 2014 having attained age sixty-five with at least ten years of full-time service, were eligible for post-retirement benefits. Post-retirement benefits included health coverage plus death benefits. The level of coverage and the cost to the retiree depends on the retiree’s date of retirement and completed years of full-time service after attainment of age forty. As a result of their length of service with Fulton, the Executives, except Mr. Rohrbaugh, were eligible to receive these post-retirement benefits at an annual cost to the Executive similar to other employees with similar years of service. Since Mr. Nugent retired on December 31, 2013, he is eligible to receive these post-retirement benefits. Fulton does not provide post-retirement medical, dental and vision benefits to any current full-time employees of Fulton and its affiliates.

     Other Executive Benefits Fulton provides the Executives with a variety of perquisites and other personal benefits that the HR Committee believes are necessary to facilitate the conduct of Fulton’s business by the Executives and are reasonable and consistent with the overall compensation program for the CEO and the other Executives. In addition, these benefits enable Fulton to attract and retain talented senior officers for key positions, as well as provide the Executives and other senior officers with opportunities to be involved in their communities and directly interact with current and prospective customers of Fulton. The 2013 amounts are included in the “All Other Income” column of the “Summary Compensation Table” on page 41 of this proxy statement. The Executives are provided with company-owned automobiles, club memberships and other executive benefits consistent with their positions. Fulton does not have a direct or indirect interest in any corporate aircraft. Generally, the Executives travel on commercial aircraft, by train or in vehicles provided by Fulton. In addition, if spouses accompany an Executive when traveling on business or attending a corporate event, Fulton pays the travel and other expenses associated with certain spousal travel for the Executive. Fulton also includes spousal travel and personal vehicle use as part of the Executive’s reported W-2 income.

     Pay for Performance

     Fulton operates in a highly complex business environment and competes with many well-established financial services businesses. The annual cash incentive component of Fulton’s Executive compensation program involves awards that are payable if pre-established corporate and individual performance objectives are achieved. Fulton’s prior equity compensation plan, the 2004 Stock Plan, also had an award trigger based on Fulton’s performance relative to its peers that is discussed in the “Options and Restricted Shares” section above. The HR Committee believes that the Variable Plan, the 2013 Plan and the 2004 Stock Plan further Fulton’s business plan and seeks to ensure that the interests of the Executives, both short-term and long-term, are aligned with the interests of Fulton’s shareholders. The Variable Plan and the 2013 Plan align these interests by offering each Executive the opportunity to earn an annual cash incentive award upon achieving both an established corporate performance goal and certain specific individual performance goals, and the 2004 Stock Plan aligned these interests by offering the Executive the opportunity to earn longer-term compensation through stock options and restricted stock.

     Fulton seeks to continue its pay for performance philosophy with the 2013 Plan, which replaces the Variable Plan, with future performance based awards that are designed to better align Executive pay and Fulton’s performance. The core of Fulton’s compensation philosophy is to link pay to performance on both a short-term and long-term basis. Annual cash incentive awards are “at-risk” performance-based awards because if the ROE threshold target is not met, or scorecard performance factors are not achieved, then the amount of the annual cash incentive award bonuses may be reduced, or the Executive may not receive the award. The 2004 Stock Plan awards are “at-risk” because, in addition to the total annual awards being linked to Fulton’s TSR performance relative to the Performance Peer Group, restricted shares are subject to vesting and possible forfeiture, maintaining alignment with shareholders regardless of stock price movement, and options only increase in value if Fulton’s share price increases over the term of the option awards. With these compensation elements, Fulton seeks to reward the Executives for their contributions to Fulton’s financial and non-financial achievements. Comparing (i) salary paid in 2013, to (ii) the annual cash incentive awards paid for 2013 performance and LTI awarded in 2013, as outlined below, 49% of the Mr. Wenger’s total compensation was “at-risk”, as described herein. The 2013 percent of compensation “at-risk” for Messrs. Nugent, Shreiner, Roda and Rohrbaugh was 50%, 49%, 50% and 43%, respectively. The following table and pie charts show the mix of salary and annual cash incentive and LTI awards the Executives received in 2013, as reported in the Summary Compensation Table on page 41.

Executive	Salary Paid in 2013	Annual Cash Incentive	LTI Awarded in 2013 [1]
		Paid for 2013
Wenger	$900,000	$503,370	$360,844
Nugent	$540,091	$177,861	$371,591
Shreiner	$407,616	$134,235	$262,333
Roda	$377,044	$124,048	$252,954
Rohrbaugh	$454,287	$151,124	$196,100

2013 Compensation Mix Chart
Salary, Annual Cash Incentive and LTI Award Amounts as a Percentage of Total
Wenger	Nugent	Shreiner	Roda	Rohrbaugh

____________________

1 Mr. Rohrbaugh’s LTI award is the restricted stock award he received in late 2012 when he commenced employment with Fulton.

     Employment Agreements

     Fulton believes that a company should provide reasonable severance benefits to employees. For most employees, Fulton has a policy that, in general, provides for severance benefits to be paid upon a reduction in force or position elimination. These severance arrangements are intended to provide the employees with a sense of security in making the commitment to dedicate their professional careers to the success of Fulton. With respect to the Executives and certain other employees, the severance benefits provided reflect the fact that it may be difficult for them to find comparable employment within a reasonable period of time. The levels of these benefits for the Executives in the event of change in control are discussed in footnote 6 in the “Potential Payments Upon Termination and Golden Parachute Table” on page 48 under “Termination Without Cause or for Good Reason - Upon or After a Change in Control.”

     On May 30, 2006, Fulton’s Board of Directors approved, with the recommendation of Fulton’s compensation committee and the compensation consultant at the time, a form of employment agreement to be used for Fulton’s senior executive officers, including its CEO, Chief Financial Officer and Senior Executive Vice Presidents (the “Employment Agreements”). The Employment Agreements for Messrs. Wenger, Nugent and Shreiner were amended as of November 12, 2008, and each continues until terminated. Messrs. Roda’s and Rohrbaugh’s Employment Agreements became effective as of August 1, 2011 and November 1, 2012, respectively, and each continues until terminated. The Employment Agreements all provide that the Executive is to receive a base salary, which is set annually, and is entitled to participate in Fulton’s incentive bonus programs as in effect from time to time. The Executive also is entitled to participate in Fulton’s retirement plans, welfare benefit plans and other benefit programs.

     In Mr. Nugent’s Employment Agreement, he agreed to restrictions on the sharing of confidential information as well as non-competition and non-solicitation covenants for two years following termination of employment. The Employment Agreements with Messrs. Wenger, Shreiner, Roda and Rohrbaugh contain restrictions on the sharing of confidential information as well as non-competition and non-solicitation covenants for one year following termination of employment. The non-competition and non-solicitation covenants will not apply if the Executive leaves for good reason or if the Executive’s employment is terminated without cause, as defined in the Employment Agreements. 1 These provisions of the Employment Agreements are further outlined in the “Potential Payments Upon Termination and Golden Parachute Table” section on page 48. Messrs. Roda’s and Rohrbaugh’s Employment Agreements are similar to the Employment Agreements Fulton executed with the other Executives effective as of November 12, 2008, except that the prior Employment Agreements provide for an excise tax gross-up for taxes applicable to termination payments as a result of the Executive’s termination. The Employment Agreements executed after 2011 provide that, in the event a payment to Mr. Roda, Mr. Rohrbaugh, or another newly hired Executive, in connection with their termination of employment, would result in the imposition of an excise tax under Section 4999 of the Tax Code, such payment would be retroactively reduced, if necessary, to the extent required to avoid such excise tax imposition and, if any portion of the amount payable the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Tax Code, Fulton would be required to pay to the Executive only the amount determined to be deductible under Section 280G.

____________________

1 “Cause” shall mean the following:

(a) Executive shall have committed an act of dishonesty constituting a felony and resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of Fulton;

(b) Executive’s use of alcohol or other drugs which interferes with the performance by the Executive of Executive’s duties;

(c) Executive shall have deliberately and intentionally refused or otherwise failed (for reasons other than incapacity due to accident or physical or mental illness) to perform Executive’s duties to Fulton, with such refusal or failure continuing for a period of at least 30 consecutive days following the receipt by Executive of written notice from Fulton setting forth in detail the facts upon which Fulton relies in concluding that Executive has deliberately and intentionally refused or failed to perform such duties; or

(d) Executive’s conduct that brings public discredit on or injures the reputation of Fulton, in Fulton’s reasonable opinion.

     Other Compensation Elements

     162(m) and Tax Consequences Although Fulton takes into account deductibility of compensation, tax deductibility is not a primary objective of its compensation programs. Section 162(m) of the Tax Code disallows the deductibility by Fulton of any compensation over $1 million per year paid to certain employees and the Executives unless certain criteria are satisfied.

     409A Changes Section 409A of the Tax Code, effective January 1, 2005, defines what constitutes a “nonqualified deferred compensation plan,”conditions income tax deferrals under such plans on their compliance with certain distribution, acceleration, election and funding restrictions, and also imposes excise tax and interest penalties for noncompliance. In order to preserve intended tax deferrals and to avoid the imposition of excise taxes and interest penalties, Fulton has identified all such nonqualified deferred compensation plans it maintains and to the extent necessary, timely amended each, to meet the Section 409A requirements, and to alter the administration of each, where necessary, to comply with Section 409A. With respect to the Executives, in particular, the deferred compensation agreements and the Employment Agreements and other agreements summarized above have been amended and restated as of November 12, 2008 for Section 409A compliance, except in the case of Messrs. Roda and Rohrbaugh who have Employment Agreements originally prepared to comply with Section 409A.

     Discussion of Option and Restricted Stock Grant Timing Fulton does not have a formal written policy as to when options and restricted shares are granted during the year, but in March 2013, Fulton awarded options and restricted stock to eligible participants in the 2004 Stock Plan with a grant date of April 1, 2013, so that the LTI award could be considered by the HR Committee at the same time as the VCP awards. In years prior to 2012, the HR Committee and Board of Directors historically met in June of each year to consider the award of options and restricted stock to the Executives and other officers with a July 1 grant date. Fulton does not back date options or grant options retroactively, and does not coordinate option grants with the release of positive or negative corporate news. The 2004 Stock Plan, and the 2013 Plan which replaces the 2004 Stock Plan, do not permit the award of discounted options, the reload of stock options or the re-pricing of stock options. Pursuant to the terms of the 2004 Stock Plan, option prices are determined based on the average of the high and low trading price on the grant date. Under the 2013 Plan, an option exercise price shall not be less than 100% of the fair market value of Fulton’s stock on the date of grant. The 2013 Plan defines fair market value to be the closing price on the date of grant, or if no sales of shares were reported on any stock exchange or quoted on any interdealer quotation system on that day, the price on the next preceding trading day on which such price was quoted.

     Stock Hedging Policy and Stock Trading Procedures Fulton has adopted an Insider Trading Policy and Compliance Procedures to facilitate securities law compliance in a number of areas. Pursuant to this policy, Fulton requires that all directors, officers, and employees of Fulton and its affiliates adhere to certain procedures when trading in Fulton common stock or any other security issued by Fulton or its subsidiaries. Among other requirements, directors, officers and employees of Fulton and its subsidiaries that know of material, non-public information about Fulton may not (i) buy or sell Fulton stock while the information remains non-public or (ii) disclose the information to relatives, friends or any other person. In addition, the Executives and directors of Fulton, and senior officers of Fulton’s banking subsidiaries, are prohibited from engaging in speculative transactions involving Fulton’s securities. This prohibition encompasses “short sales” and “puts” along with other trading that anticipates a decline in price. These instruments can involve “a bet against Fulton,” raise issues about the insider knowledge of the person involved or create a conflict of interest and are therefore prohibited by Fulton’s policy.

     Stock Ownership Guidelines Fulton believes that broad-based stock ownership by directors, officers and employees is an effective method to align the interests of its directors, officers and employees with the interests of its shareholders. In 2009, Fulton first adopted Governance Guidelines that included a formal share ownership guideline for directors and the Executives. The director ownership guidelines were updated in September 2013, and each director is presently encouraged to own at least $175,000 of Fulton common stock, which is five times the annual director cash retainer, within the later of five full calendar years of first becoming a director, or five full calendar years after the guideline was changed. A similar guideline exists for the Executives. The guideline for Executives was last updated and approved in 2013, with a recommended amount of share ownership calculated as a multiple of the Executive’s base salary, depending upon position. Currently the CEO, President, Chief Financial Officer and the other two Executives are encouraged to own Fulton stock with a value of at least 2.0, 1.5, 1.5 and 1.0, times their base salary, respectively. Compliance with the stock ownership guidelines is determined annually based on stock ownership and the closing stock price as of December 31 of the prior year. Ownership excludes stock options and unvested restricted stock, but includes all other shares beneficially owned and reported on an individual’s Form 3, Form 4 or Form 5 filed with the SEC, including shares held in retirement accounts, indirect ownership and jointly held shares. Once an Executive or director has achieved the ownership guideline, he or she remains in compliance with the ownership guideline regardless of changes in base salary or stock price, as long as he or she retains the same number of shares or a higher amount. However, if an Executive is promoted to CEO, President or CFO with a base salary increase, he or she would be allowed a period of five full calendar years during which the Executive could satisfy the new stock ownership requirement for the new position and base salary. As described in more detail in footnote 4 on page 13, except for Mr. Rohrbaugh, all of the Executives have satisfied the stock ownership guidelines for 2013. Mr. Rohrbaugh has until December 31, 2018, to satisfy the stock ownership guidelines for his position.

     Management Succession The topic of management succession is discussed and reviewed at least annually at Fulton. At the December 2013 meeting of the Executive Committee, senior officers in Fulton’s Human Resources Department discussed and reviewed the succession planning processes used by management to identify successors for each Executive at Fulton.

     Clawback Policies Compensation recovery policies, or “clawbacks,” began to be used with the enactment of the Sarbanes-Oxley Act in 2002, which required that, in the event of any restatement based on executive misconduct, public companies must recoup incentives paid to the company’s CEO and CFO within 12 months preceding the restatement. Fulton’s CEO and CFO are currently subject to the Sarbanes-Oxley clawback provision which is set forth in Section 304 of the Sarbanes-Oxley Act, and provides that, if an issuer “is required to prepare an accounting restatement due to material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws,” the CEO and CFO shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received, and any profits realized from the sale of the securities of the issuer, during the year following issuance of the original financial report.

     In addition, the HR Committee has discussed and is in the process of implementing clawback policies and procedures in various compensation plans and agreements. This included inserting a clawback provision in Mr. Rohrbaugh’s Employment Agreement and new senior officer employment agreements. In December 2012, the HR Committee approved a Compensation Recovery Clawback Provision and a Severance and Golden Parachute Policy for officers, including the Executives. The HR Committee also has approved a broad general clawback provision in the 2013 Plan approved by shareholders at the 2013 Annual Meeting. Under the 2013 Plan, all cash and equity awards under the 2013 Plan are subject to such deductions and clawback as may be required to be made pursuant to any law, government regulation or stock exchange listing requirement, or any policy adopted by Fulton whether or not pursuant to any such law, government regulation or stock exchange listing requirement.

     Finally, the Dodd-Frank Wall Street Reform and Consumer Protection Act mandates that the SEC adopt rules that require publicly traded companies to adopt a formal clawback policy. Pending final clawback rules from the SEC, the HR Committee will continue to monitor and consider the use of clawbacks in any new or amended compensation agreements and plans with the Executives.

Human Resources Committee Report

     The HR Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management at their February 25, 2014 and March 17, 2014 meetings and, based on the review and discussions, the HR Committee recommended to the Board of Directors that the Compensation Discussion and Analysis above be incorporated in Fulton’s Annual Report on Form 10-K for the year ended December 31, 2013, and the 2014 annual proxy statement, as applicable.

     As described above in the Compensation Discussion and Analysis section, in performing its compensation risk evaluation, the HR Committee met with the Chief Risk Officer regarding the material risks facing Fulton, and consulted with human resources personnel about Fulton’s various compensation plans. Based on the foregoing review, the HR Committee concluded that Fulton’s compensation policies and practices in 2013 did not create risks that are reasonably likely to have a material adverse effect on Fulton.

Human Resources Committee

Craig A. Dally, Chair
Patrick J. Freer, Vice Chair
Joe N. Ballard
Denise L. Devine
George W. Hodges

SUMMARY COMPENSATION TABLE

Name and Principal	Year	Salary [2]	Bonus [3]	Stock	Option	Non-Equity	Change in	All Other	Total
Position [1]				Awards 4 5	Awards [6]	Incentive	Pension	Compensation [8]
						Plan	Value and
						Compensation	Non-
							qualified
							Deferred
							Compensation
							Earnings [7]
		($)	($)	($)	($)	($)	($)	($)	($)
E. Philip Wenger [9] Chairman and Chief Executive Officer of Fulton	2013	900,000	0	360,844	0	503,370	0	147,198	1,911,412
	2012	598,077	0	250,646	0	360,640	0	118,380	1,327,743
	2011	501,282	0	230,003	0	322,324	0	94,456	1,148,065
Charles J. Nugent [10] Senior Executive Vice President and Chief Financial Officer of Fulton	2013	540,091	0	371,591	0	177,861	0	128,060	1,217,603
	2012	527,308	0	258,114	0	317,967	0	106,403	1,209,792
	2011	516,214	0	423,007	0	331,926	0	88,280	1,359,427
James E. Shreiner Senior Executive Vice President of Fulton	2013	407,616	0	262,333	0	134,235	0	77,938	882,122
	2012	393,269	0	182,223	0	232,029	0	78,483	886,004
	2011	364,431	0	398,005	0	228,498	0	63,722	1,054,656
Craig A. Roda Senior Executive Vice President of Fulton	2013	377,044	0	252,954	0	124,048	0	76,856	830,902
	2012	368,116	0	175,708	0	221,974	0	77,782	843,580
	2011	351,395	0	57,882	33,512	225,947	0	67,550	736,286
Philmer H. Rohrbaugh [11] Chief Risk Officer and Senior Executive Vice President of Fulton	2013	454,286	150,000	0	0	151,124	0	47,303	802,713
	2012	64,040	0	196,100	0	0	0	2,790	262,930
	2011	-	-	-	-	-	-	-	-

____________________

1 Titles and positions listed are as of Fulton’s fiscal year-end of 12/31/2013.

2 Represents the 2011, 2012 and 2013 base salary amounts paid to and earned by each of the Executives named in this table. On March 17, 2014, upon the recommendation of the HR Committee, the Board approved 2014 annual base salaries for Messrs. Wenger, Shreiner, Roda and Rohrbaugh of $924,750, $422,303, $390,630, and $468,733, respectively. These changes to annual base salary are effective April 1, 2014.

3 The HR Committee did not award any bonus payments in 2011, 2012 or 2013 to the Executives, except for the bonus paid to Mr. Rohrbaugh paid in January 2013 in connection with his acceptance of employment with Fulton.

4 Amounts represent the grant date fair values of restricted stock awards. There were no forfeitures of restricted stock during 2011, 2012 and 2013 by any of the Executives. The per-share fair values of restricted stock awards are equal to the average of the high and low trading prices of Fulton stock on the date the shares are awarded. The per-share fair values of shares awarded on July 1, 2011, was $10.88. The per-share fair value of shares awarded on August 8, 2011, March 30, 2012, since April 1, 2012 was not a trading day, and April 1, 2013, were $8.92, $10.475 and $11.58, respectively.

The number of restricted stock shares awarded to Messrs. Wenger, Nugent, Shreiner and Roda on July 1, 2011 was 21,140, 18,383, 16,085, and 5,320, respectively. On August 8, 2011, 25,000 restricted stock shares were awarded to each of Mr. Nugent and to Mr. Shreiner. The number of restricted stock shares awarded to Messrs. Wenger, Nugent, Shreiner and Roda on April 1, 2012 was 23,928, 24,641, 17,396 and 16,774, respectively. The number of restricted stock shares awarded to Messrs. Wenger, Nugent, Shreiner and Roda on April 1, 2013 was 31,161, 32,089, 22,654 and 21,844, respectively.

5 The HR Committee did not award Mr. Rohrbaugh an equity award in 2013 because he received a restricted stock award of 20,000 restricted shares and the per-share fair values of shares awarded on November 1, 2012, was $9.805 per share.

6 Amounts represent the grant date fair values of the options. Except for Mr. Roda, Fulton did not award options in 2011, 2012 and 2013 to the Executives and there were no forfeitures of options during 2011, 2012 or 2013 by any of the Executives. The 2001 grant expired in 2011, including the following number of options by Executive: Wenger – 0; Nugent – 35,815; Shreiner – 20,260; and Roda – 14,109. The 2002 grant expired in 2012, including the following number of options by Executive: Wenger – 19,898; Nugent – 35,742; Shreiner – 21,706; and Roda – 14,471. The 2003 grant expired in 2013, including the following number of options by Executive: Wenger – 20,673; Nugent – 35,832; Shreiner – 20,673; and Roda – 16,538.

The per-option fair value of options granted in 2011 was $2.10. Discussion of the significant assumptions used to determine these fair values can be found in Note M “Shareholders’ Equity and Stock-Based Compensation Plans,” which starts on page 95 in the Notes to Consolidated Financial Statements, located in the Fulton Financial Corporation Annual Report on Form 10-K for the year ended December 31, 2011. In 2011, Mr. Roda was the only Executive to receive options, and the number of shares under the 2011 options granted to Mr. Roda was 15,958.

7 Fulton has determined that the Executives did not receive above-market earnings on their nonqualified deferred compensation accounts, and therefore, such earnings are not required to be reported in this table column for 2011, 2012 or 2013. All participants in the nonqualified deferred compensation plan, which also includes senior managers other than the Executives, are permitted to select various investment options listed in footnote 2 of the “Nonqualified Deferred Compensation Table” on page 47. The rate of return for an individual participant’s account is based on the performance of the various investment options selected by each participant.

8 All Other Compensation includes Fulton’s payments for qualified profit sharing plan contributions, qualified employer matching contributions, nonqualified profit sharing plan contributions, nonqualified employer matching contributions, club membership fees, use of company provided automobiles, certain travel expenses where spouses traveled with the Executives and attended Fulton events, plus other personal benefits received by the Executive. The methodology used to calculate the aggregate incremental cost of perquisites and other personal benefits was to use the amount disbursed for the items. Where a benefit involved assets owned by Fulton, an estimate of the incremental cost was used. For 2011, amounts for vehicles include the cost of related items attributed to the company provided vehicle including depreciation, gasoline, and other expenses. For 2012 and 2013, the amounts are the personal use or other financial benefit the Executive received for an automobile as reported on their W-2. The “Other Perquisites” column includes personal travel, employee service awards paid to all employees for achieving certain years of service and other small benefits that individually are less than ten percent of all perquisites received by the Executive. The breakdown and total of all other compensation for each Executive for 2011, 2012 and 2013 is shown in the following table:

		Qualified	Nonqualified	Club	Automobile	Other	Total All Other
Name	Year	Retirement	Retirement	Memberships	Perquisites	Perquisites	Compensation
		Plan Company	Plan Company
		Contribution	Contribution
		($)	($)	($)	($)	($)	($)
E. Philip Wenger	2013	25,500	100,564	16,978	2,921	1,235	147,198
	2012	25,000	67,040	16,759	2,945	6,636	118,380
	2011	24,500	33,908	16,001	17,730	2,317	94,456
Charles J. Nugent	2013	25,500	60,358	12,061	28,502	1,639	128,060
	2012	25,000	60,923	12,588	3,456	4,436	106,403
	2011	24,500	36,733	12,993	12,858	1,196	88,280
James E. Shreiner	2013	25,500	38,504	12,894	1,038	2.033	77,938
	2012	25,000	37,177	12,498	2,836	972	78,483
	2011	24,500	17,787	11,959	8,021	1,455	63,722
Craig A. Roda	2013	25,500	34,438	12,958	3,113	847	76,856
	2012	25,000	34,406	14,259	3,357	760	77,782
	2011	24,500	15,125	14,201	7,246	6,478	67,550
Philmer H. Rohrbaugh	2013	0	0	45,055	0	2,248	47,303
	2012	0	0	0	0	2,790	2,790
	2011	-	-	-	-	-	-

9 Effective January 1, 2013, Mr. Wenger was promoted and became Fulton’s Chairman, President and Chief Executive Officer following the retirement of R. Scott Smith, Jr.

10 Effective December 31, 2013, Mr. Nugent retired as Fulton’s Chief Financial Officer. Effective January 1, 2014, Patrick S. Barrett became Fulton’s Chief Financial Officer following Mr. Nugent’s retirement.

11 Mr. Rohrbaugh first became an Executive officer effective November 1, 2012, and pursuant to SEC rules, compensation for 2011 is not included.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant	Approval	Estimated Future or Possible			Estimated Future or			All Other	All Other	Exercise	Closing	Grant
	Date	Date [1]	Payouts Under Non-Equity			Possible Payouts Under			Stock	Option	or Base	Price on	Date Fair
			Incentive Plan Awards [2]			Equity Incentive Plan Awards			Awards:	Awards:	Price of	Grant	Value of
			Threshold	Target	Maximum	Threshold	Target	Maximum	Number	Number of	Option	Date [4]	Stock and
									of Shares	Securities	Awards		Option
									of Stock	Underlying			Awards [5]
									or Units [3]	Options
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
E. Philip Wenger	4/1/2013	3/18/2013	-	-	-	-	-	-		-	-	11.56	360,844
E. Philip Wenger	-	3/18/2013	382,500	765,000	1,530,000	-	-	-	-	-	-	-	-
Charles J. Nugent	4/1/2013	3/18/2013	-	-	-	-	-	-		-	-	11.56	371,591
Charles J. Nugent	-	3/18/2013	135,153	270,306	540,611	-	-	-	-	-	-	-	-
James E. Shreiner	4/1/2013	3/18/2013	-	-	-	-	-	-		-	-	11.56	262,333
James E. Shreiner	-	3/18/2013	102,002	204,004	408,008	-	-	-	-	-	-	-	-
Craig A. Roda	4/1/2013	3/18/2013	-	-	-	-	-	-		-	-	11.56	252,954
Craig A. Roda	-	3/18/2013	94,261	188,522	377,044	-	-	-	-	-	-	-	-
Philmer H. Rohrbaugh [6]	4/1/2013	3/18/2013	-	-	-	-	-	-	-	-	-	11.56	0
Philmer H. Rohrbaugh	-	3/18/2013	113,627	227,254	454,507	-	-	-	-	-	-	-	-

____________________

1 Fulton approved the restricted stock awards at the March 2013 HR Committee and Board meetings, with a grant date of April 1, 2013. The low trading, high trading, closing, and average of high/low trading prices of Fulton stock on April 1, 2013, were $11.46, $11.70, $11.56 and $11.58, respectively. Fulton also approved a non-equity incentive plan award under the Variable Plan on March 18, 2013.

2 The Executives were eligible to receive an annual cash incentive award for 2013 pursuant to the Variable Plan, or in the case of the CEO, the 2013 Plan, that is discussed on page 29.

3 The restricted shares awarded pursuant to the 2004 Stock Plan on April 1, 2013 will cliff vest (100%) three years after the date of the grant.

4 The grant date closing price of $11.56 is the closing price on April 1, 2013. Closing price of Fulton stock was $11.59 on the March 18, 2013 Board of Director approval date of all the 2013 equity awards.

5 Grant date fair value of restricted shares awarded on April 1, 2013 was $11.58 per share, which is the average high and low trading price on April 1, 2013.

6 The HR Committee did not award Mr. Rohrbaugh restricted shares on April 1, 2013, with the other Executives, because he received an award of restricted stock when he was hired in late 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards [1]					Stock Awards [2]
Name	Number of	Number of	Equity	Option	Option	Number	Market	Equity	Equity
	Securities	Securities	Incentive	Exercise	Expiration	of Shares	Value of	Incentive	Incentive
	Underlying	Underlying	Plan	Price	Date	or Units of	Shares or	Plan	Plan
	Unexercised	Unexercised	Awards:	($)		Stock That	Units of	Awards:	Awards:
	Options	Options	Number of			Have Not	Stock That	Number of	Market
	(#)	(#)	Securities			Vested	Have Not	Unearned	or Payout
	Exercisable	Unexercisable	Underlying			(#) [3]	Vested	Shares,	Value of
			Unexercised				($) [4]	Units or	Unearned
			Unearned					Other	Shares,
			Options					Rights	Units or
			(#)					That Have	Other Rights
								Not Vested	That Have
								(#)	Not Vested
									($)
E. Philip Wenger	45,939	0	0	15.38	6/30/2014	-	-	-	-
E. Philip Wenger	40,687	0	0	17.12	6/30/2015	-	-	-	-
E. Philip Wenger	24,000	0	0	15.89	6/30/2016	-	-	-	-
E. Philip Wenger	24,000	0	0	14.415	6/30/2017	-	-	-	-
E. Philip Wenger	10,296	0	0	9.965	6/30/2018	-	-	-	-
E. Philip Wenger	-	-	-	-	-	79,555	1,041,375	0	0
Charles J. Nugent	63,001	0	0	15.38	6/30/2014	-	-	-	-
Charles J. Nugent	56,437	0	0	17.12	6/30/2015	-	-	-	-
Charles J. Nugent	36,000	0	0	15.89	6/30/2016	-	-	-	-
Charles J. Nugent	36,000	0	0	14.415	6/30/2017	-	-	-	-
Charles J. Nugent	15,444	0	0	9.965	6/30/2018	-	-	-	-
Charles J. Nugent	-	-	-	-	-	94,631	1,238,720	0	0
James E. Shreiner	45,939	0	0	15.38	6/30/2014	-	-	-	-
James E. Shreiner	40,687	0	0	17.12	6/30/2015	-	-	-	-
James E. Shreiner	24,000	0	0	15.89	6/30/2016	-	-	-	-
James E. Shreiner	24,000	0	0	14.415	6/30/2017	-	-	-	-
James E. Shreiner	10,296	0	0	9.965	6/30/2018	-	-	-	-
James E. Shreiner	-	-	-	-	-	77,951	1,020,379	0	0
Craig A. Roda	28,876	0	0	15.38	6/30/2014	-	-	-	-
Craig A. Roda	21,000	0	0	17.12	6/30/2015	-	-	-	-
Craig A. Roda	16,000	0	0	15.89	6/30/2016	-	-	-	-
Craig A. Roda	18,000	0	0	14.415	6/30/2017	-	-	-	-
Craig A. Roda	7,722	0	0	9.965	6/30/2018	-	-	-	-
Craig A. Roda	10,636	5,319	0	10.88	6/30/2021	-	-	-	-
Craig A. Roda	-	-	-	-	-	45,617	597,127	0	0
Philmer H. Rohrbaugh	-	-	-	-	-	20,581	269,405	0	0

____________________

1 The number of securities underlying the options and the option exercise price has been adjusted for stock dividends and stock splits, if any, that have occurred since the option grant date.

2 Restricted stock awards listed were granted July 1, 2011, August 8, 2011, April 1, 2012 and April 1, 2013. Pursuant to the 2004 Stock Plan, dividends paid by Fulton on restricted stock awards are reinvested and subject to the same restrictions as the original award. Therefore, the number of securities underlying the restricted stock awards has been adjusted as of December 31, 2013 for dividends that have occurred since the grant date. As of December 31, 2013, the dividends reflected in the awards to Messrs. Wenger, Nugent, Shreiner, Roda and Rohrbaugh were: 3,326, 4,577, 3,912, 1,679, and 581, respectively.

3 The restricted stock awards cliff vest (100%) three years from the date of the original grant. Shares listed are as of December 31, 2013. Mr. Nugent’s unvested restricted stock awards vested upon his retirement on December 31, 2013.

4 Market value of restricted shares is based on the December 31, 2013 closing price of $13.09.

OPTION EXERCISES AND STOCK VESTED TABLE 1

	Option Awards		Stock Awards
Name	Number of	Value Realized	Number of	Value Realized
	Shares	on Exercise	Shares	on Vesting [2]
	Acquired		Acquired
	on Exercise		on Vesting
	(#)	($)	(#)	($)
E. Philip Wenger	0	0	25,248	293,760
Charles J. Nugent	0	0	125,730	1,600,003
James E. Shreiner	0	0	26,031	302,481
Craig A. Roda	0	0	11,800	137,293
Philmer H. Rohrbaugh	0	0	0	0

____________________

1 Except for Mr. Rohrbaugh, all of the Executives had restricted stock that vested during 2013.

2 Shares that vested on April 1, 2013 for Messrs. Nugent and Shreiner were valued at $11.56 per share, the average of the high and low trading price on April 1, 2013. Shares that vested on July 1, 2013 for Messrs. Wenger, Nugent, Shreiner and Roda were valued at $11.635 per share, the average of the high and low trading price on July 1, 2013. Mr. Nugent retired on December 31, 2013, and 94,631 of his share vested upon retirement and were valued at $13.13 per share, the average of the high and low trading price on December 31, 2013.

PENSION BENEFITS TABLE 1

Name	Plan Name	Number of Years	Present	Payments During
		Credited Service	Value of Accumulated	Last Fiscal Year
Benefit
		(#)	($)	($)
E. Philip Wenger	NA	-	-	-
Charles J. Nugent	NA	-	-	-
James E. Shreiner	NA	-	-	-
Craig A. Roda	NA	-	-	-
Philmer H. Rohrbaugh	NA	-	-	-

____________________

1 In 2013, none of the Executives participated in or had an account balance in any qualified or nonqualified defined benefit plans sponsored by Fulton or any Fulton affiliate bank.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive	Registrant	Aggregate Earnings	Aggregate	Aggregate Balance
	Contributions in Last	Contributions in Last	in Last FY [2]	Withdrawals/	at Last FYE [3]
	FY	FY [1]		Distributions
	($)	($)	($)	($)	($)
E. Philip Wenger	50,282	100,564	88,220	0	565,184
Charles J. Nugent	30,179	60,358	227,891	0	1,007,678
James E. Shreiner	13,436	38,504	64,377	0	328,008
Craig A. Roda	15,026	34,438	23,786	0	199,826
Philmer H. Rohrbaugh	0	0	0	0	0

____________________

1 Fulton’s contributions toward nonqualified deferred compensation for each of the Executives are listed in this column. See the table contained in footnote 8 of the “Summary Compensation Table” on page 41. Amounts listed as registrant contributions in this Nonqualified Deferred Compensation Table are also included as part of the Executives’ “Total All Other Compensation” in the Summary Compensation Table. 2013 contributions were credited to each of the Executive’s accounts in early 2014.

2 The Executives direct the investment of their nonqualified deferred compensation contributions into various standard investment options offered from a set menu of investment funds. In 2013, the available investment funds included Goldman Sachs Fin’l Institutional Money Market Fund #474 (FSMXX), Goldman Sachs Fin’l Square Government Fund #465 (FGTXX), Goldman Sachs Core Fixed Income Institutional (GSFIX), Federated Total Return Bond Fund (FTRBX), Vanguard Windsor II - Admiral Shares (VWNAX), T. Rowe Price Growth Stock (PRGFX), Vanguard 500 Index Fund (VFINX), Goldman Sachs Growth Opportunities I (GGOIX), Vanguard Small Cap Index Blend (NAESX), Vanguard Small Cap Growth Index Fund (VSGAX) and Fidelity Adv Diversified International I (FDVIX). The Executives may change their individual elections by completing a new election form. A discussion of the Deferred Compensation Agreements and Defined Benefit Pension Plans is included on page 35.

3 Balances include the 2013 contributions made by Fulton and credited to the Executives’ accounts in early 2014.

POTENTIAL PAYMENTS UPON TERMINATION
AND GOLDEN PARACHUTE COMPENSATION TABLE

Name	Cash ($)	Equity ($)	Pension/NQDC ($)	Perquisites/	Tax	Other ($)	Total ($)
				Benefits ($)	Reimbursement ($)
Voluntary Termination [1] or Termination for Cause as of December 31, 2013 2 3
E. Philip Wenger	0	32,175	0	0	0	0	32,175
James E. Shreiner	0	32,175	0	0	0	0	32,175
Craig A. Roda	0	47,637	0	0	0	0	47,637
Philmer H. Rohrbaugh	0	0	0	0	0	0	0
Termination Without Cause or for Good Reason – Before a Change in Control as of December 31, 2013 4 5
E. Philip Wenger	900,000	32,175	0	12,000	0	0	944,175
James E. Shreiner	411,000	32,175	0	12,000	0	0	455,175
Craig A. Roda	380,175	47,637	0	12,000	0	0	439,812
Philmer H. Rohrbaugh	456,188	0	0	12,000	0	0	468,188
Termination Without Cause or for Good Reason - Upon or After a Change in Control as of December 31, 2013 6 7 8 9
E. Philip Wenger	2,806,740	1,073,550	$280,674	74,000	544,875	0	4,779,839
James E. Shreiner	1,286,058	1,052,554	$128,606	74,000	0	0	2,541,217
Craig A. Roda	982,961	644,764	$98,296	74,000	0	0	1,800,021
Philmer H. Rohrbaugh	1,087,039	269,405	$108,704	74,000	0	0	1,539,148
Termination Due to Retirement as of December 31, 2013 10 11
E. Philip Wenger	0	1,073,550	0	2,575	0	0	1,076,125
Charles J. Nugent [12]	0	1,270,895	0	2,025	0	0	1,272,920
James E. Shreiner	0	1,052,554	0	2,475	0	0	1,055,029
Craig A. Roda	0	644,764	0	2,650	0	0	647,414
Philmer H. Rohrbaugh	0	269,405	0	1,625	0	0	271,030
Termination Due to Disability as of December 31, 2013 13 14
E. Philip Wenger	990,000	1,073,550	0	18,000	0	0	2,081,550
James E. Shreiner	452,100	1,052,554	0	18,000	0	0	1,522,654
Craig A. Roda	418,193	644,764	0	18,000	0	0	1,080,956
Philmer H. Rohrbaugh	501,807	269,405	0	18,000	0	0	789,212
Termination Due to Death as of December 31, 2013 15 16 17
E. Philip Wenger	1,800,000	1,073,550	0	0	1,154,209	250,000	4,277,759
James E. Shreiner	822,000	1,052,554	0	0	527,150	250,000	2,651,704
Craig A. Roda	760,350	644,764	0	0	487,557	250,000	2,142,671
Philmer H. Rohrbaugh	912,376	269,405	0	0	585,041	0	1,766,822

____________________

1 Voluntary Termination. In the event an Executive’s employment is voluntarily terminated by the Executive other than for “Good Reason,” which is defined in the Employment Agreements and described in footnote 4 below, Fulton’s obligations are limited to the payment of the Executive’s base salary through the effective date of the Executive’s termination date, together with any applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the applicable employee benefit plans. No other payments are required, and under the 2004 Stock Plan, unexercised stock options and unvested restricted stock grants are forfeited by the Executive as a result of voluntary termination.

2 Termination for Cause. If an Executive’s employment is terminated for “Cause,” Fulton is not obligated to make any further payments to the Executive under the Employment Agreement, other than amounts (including salary, expense reimbursement, etc.) accrued under the Employment Agreement as of the date of such termination. Under the 2004 Stock Plan, unexercised stock options and unvested restricted stock grants are forfeited by an Executive terminated for Cause, which is defined in the Employment Agreement to include an act of dishonesty constituting a felony, use of alcohol or other drugs which interferes with the performance by the Executive of the Executive’s duties, intentional refusal by the Executive to perform duties, or conduct that brings public discredit on, or injures the reputation of, Fulton.

3 The value listed under Equity is the value of the Executive’s vested and in the money stock options as of December 31, 2013 based on Fulton’s closing price of $13.09.

4 Termination Without Cause or for Good Reason - Before a Change in Control. If an Executive terminates the Executive’s employment for Good Reason or his employment is terminated by Fulton “Without Cause,” the Executive is entitled to receive his base salary for a specified period of time and, in the sole discretion of Fulton, the Executive also may receive an additional cash bonus. For the Executives in this section, that period is one year. The Executive also would continue to participate in employee health and other benefit plans for which the Executive is eligible during the specified time period. If the Executive is not eligible to continue to participate in any employee benefit plan, the Executive will be compensated on an annual basis for such plan at Fulton’s cost plus any permitted gross up for any taxes applicable thereto. Under the 2004 Stock Plan, unexercised stock options and unvested restricted stock grants are forfeited by an Executive terminated Without Cause or for Good Reason. Good Reason is defined in the Employment Agreement to include a breach by Fulton of its material obligations without remedy, a significant change in the Executive’s authority, duties, compensation or benefits, or a relocation of the Executive outside a certain distance from where he previously was based. Without Cause is defined in the Employment Agreement to include any reason other than for Cause.

5 Cash amount listed for each Executive includes a severance payment based on the Executive’s 2013 base salary times the applicable multiple. The amounts listed under Cash assume no discretionary bonus was paid to the Executives by Fulton. Equity amounts listed are the value of vested stock options as of December 31, 2013. Perquisites/Benefits include a monthly estimate of $1,000 for the value of health and benefit expenses paid by Fulton for the severance period attributed to each Executive.

6 Termination Without Cause or for Good Reason - Upon or After a Change in Control. The Executives and other employees have contributed to the building of Fulton into the successful enterprise it is today, and Fulton believes that it is important to protect them in the event of a “Change in Control.” Further, Fulton believes that the interests of shareholders will be best served if the interests of the Executives are aligned with them, and providing Change in Control benefits should eliminate or mitigate any reluctance of the Executives to pursue potential Change in Control transactions that may be in the best interests of shareholders. Based on a review in 2006 by the Hay Group, Fulton’s Compensation Consultant at that time, of typical Change in Control provisions offered by Fulton’s peers and the recommendation of the Hay Group, Fulton determined that the potential Change in Control benefits it offers the Executives are typical for the financial services industry and reasonable relative to the overall value of Fulton.

     A Change in Control is defined in the Employment Agreements to include the acquisition of the beneficial ownership of more than fifty percent of the total fair market value or voting power of the stock of Fulton by any one person or group of persons acting in concert, a change in the composition of the Board of Fulton during any period of twelve consecutive months such that a majority of the Board is replaced by directors whose appointment was not endorsed by a majority of the Board before such appointment or election, the acquisition by any person or group of persons acting in concert during any twelve month period of thirty percent or more of the total voting power of the stock of Fulton or of forty percent or more of the total assets (on a gross fair value basis) of Fulton. If, during the period beginning ninety days before a Change in Control and ending two years after such Change in Control, an Executive is terminated by Fulton Without Cause or an Executive resigns for Good Reason, Fulton is required to pay the Executive a multiple of the sum of the Executive’s: (i) annual base salary immediately before the Change in Control; and (ii) the highest annual cash bonus or other incentive compensation awarded to the Executive over the prior three years. The Executive also is entitled to receive: (i) an amount equal to that portion of Fulton’s retirement plan, 401(k) plan or deferred compensation plan contributions for the Executive which were not vested, plus the amount of any federal, state or local income taxes due on such amount; (ii) payment of up to $10,000 for outplacement services; and (iii) continuation of other employee benefits to the same extent provided to employees generally for the multiple period. The HR Committee set the Change in Control payment multiple at three years in the Employment Agreements for Mr. Nugent because this was the multiple used in his prior severance agreement. For the other Executives, the HR Committee used a multiple of two years based on the recommendation of the compensation consultant at the time each agreement was approved.

     Except for Mr. Roda’s and Mr. Rohbaugh’s Employment Agreements, the other Employment Agreements provide that, in the event any payment or distribution by Fulton to or for the benefit of an Executive would be subject to excise tax as a Golden Parachute, the Executive will be entitled to receive an additional payment equal to the total excise tax imposed. The determination that a “gross up” payment is required and its amount is to be made by a tax adviser, and Fulton is responsible for the adviser’s fees and expenses. Fulton’s Compensation Consultant advised the HR Committee in 2006 that this “gross up provision” was a typical provision in such agreements. In keeping with Fulton’s objective to offer a competitive contract when they were offered, this provision was included in the Employment Agreements in 2006, but more recent agreements, such as Mr. Roda’s and Rohrbaugh’s, do not contain a “gross up provision.”

     Generally, the 2004 Stock Plan provides for vesting of unvested stock options and restricted shares upon a Change in Control, disability, retirement or death of an Executive.

7 Cash amounts listed are 2013 base salary and highest annual cash incentive awards paid for the last three years times the applicable multiple for each Executive. The Cash amount for Mr. Roda and Mr. Rohrbaugh has been reduced by $ 229,283 and $127,585 pursuant to the terms of their Employment Agreements to the extent required to avoid a federal excise tax imposition pursuant to the regulations promulgated under Section 280G of the Tax Code. Equity amount is the value of all “in the money” options and restricted stock as of December 31, 2013. Perquisites/Benefits include $10,000 for outplacement services, $1,000 per month during the severance period for the value of health and benefit expenses paid by Fulton, $20,000 per year for club memberships, vehicle and other expenses paid by Fulton for the severance period attributed to each Executive.

8 Amount listed under Pension/NQDC represents the aggregate dollar value of Fulton’s contributions to 401(k) and other retirement benefits as a result of this termination event.

9 Except for Mr. Roda and Mr. Rohrbaugh, the Executives are eligible to receive Tax Reimbursement for any excise tax imposed for this termination event pursuant to their Employment Agreements. Mr. Shreiner’s payment for this event did not require a tax reimbursement. The amounts under Tax Reimbursements for all the Executives were calculated as of December 31, 2013.

10 Termination Due to Retirement. In the event an Executive terminates his employment due to retirement upon attaining age sixty-five, Fulton is obligated to pay the Executive’s base salary through the effective date of the Executive’s retirement, together with any applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the applicable employee benefit plans. Fulton would have no further obligation under the Employment Agreement; however, assuming that each Executive attained the age of sixty-five and retired as of December 31, 2013, each would have received a lump sum payment of $25 for each year of service as of December 31, 2013, a payment made to all retiring employees, plus each would have received retiree health benefits, as a supplement to the Executives’ Medicare benefits at sixty-five, at an annual estimated cost to Fulton of approximately $1,500.

     In the event an Executive terminates employment due to retirement upon attaining age sixty, and the Executive has ten or more years of consecutive service with Fulton, unvested options and restricted shares awarded under Fulton’s option plans would automatically vest. Assuming that all the Executives attained the age of sixty and retired as of December 31, 2013, their options were valued at the $13.09 closing price of Fulton common stock on December 31, 2013. The Executives would have two years from the date of retirement to exercise their options in accordance with the terms of the awards.

11 Equity amount is the value of all “in the money” options and restricted stock as of December 31, 2013. Perquisites/ Benefits include a lump sum service award and $1,500 which is an estimate of Fulton’s annual cost of Medicare supplement benefits for the Executive.

12 Mr. Nugent retired as Fulton’s Chief Financial Officer effective on December 31, 2013, and other termination events are not provided as a result.

13 Termination Due to Disability. Following an Executive’s “Disability,” defined in the Employment Agreements to be a medically determinable physical or medical impairment that is expected to result in death or to last for at least twelve months, and that either renders the Executive unable to engage in any substantial gainful activity or qualifies the Executive for benefits under a Fulton disability plan, the employment of the Executive would terminate automatically, in which event Fulton is not thereafter obligated to make any further payments under the Employment Agreement, other than amounts (including salary, expense reimbursement, etc.) accrued as of the date of such termination, plus an amount equal to at least six months’ base salary in effect immediately prior to the date of the Disability. After this six month salary continuation period, for as long as the Executive continues to be disabled, the Executive will continue to receive at least 60% of the Executive’s base salary until the earlier of the Executive’s death or December 31 of the calendar year in which the Executive attains age sixty-five. To the extent it does not duplicate benefits already being provided, an Executive will also receive those benefits customarily provided by Fulton to disabled former employees, which benefits shall include, but are not limited to, life, medical, health, accident insurance and a survivor’s income benefit.

14 Cash amount for all the Executives is six months at full salary and then 60% of salary for next 12 months. Equity amount is the value of all restricted stock as of December 31, 2013. Perquisites/Benefits include a monthly estimate of $1,000 for the value of health and benefit expenses paid by Fulton for 18 months.

15 Termination Due to Death. In the event of a termination of employment as a result of an Executive’s death, the Executive’s dependents, beneficiaries or estate, as the case may be, would receive such survivor’s income and other benefits as they may be entitled to under the terms of Fulton’s benefit programs, which includes the Survivors Benefit Life Insurance and twice base salary amount plus taxes due as a result of the payment under the Death Benefit Agreement described on page 35.

16 The Cash amount for all Executives is twice the Executive’s 2013 base salary under the Death Benefit Agreement. Mr. Rohrbaugh is not eligible to receive the Survivors Benefit Life Insurance Payment because he was hired after the plan eligibility date, the amounts listed under “Other” are a $250,000 payment for the Survivors Benefit Life Insurance which the other Executives are eligible to receive, but this benefit was discontinued in 2014 by Fulton.

17 Equity amount is the value of all “in the money” options and restricted stock as of December 31, 2013.

NON-BINDING SAY-ON-PAY RESOLUTION TO APPROVE THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS – PROPOSAL TWO

     Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd- Frank Act, Fulton is providing its shareholders with the opportunity to vote on an advisory (non-binding) resolution at the 2014 Annual Meeting to approve Fulton’s executive compensation as described in the Compensation Discussion and Analysis, the tabular disclosures of the Named Executive Officers’ compensation (“Compensation Tables”), and other related information in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse Fulton’s Executive pay program. At Fulton’s 2013 Annual Meeting, Fulton presented a similar proposal to its shareholders and, not counting broker non-votes, approximately 91% of the shareholders who returned a ballot voted in favor of, and approved, Fulton’s 2013 Say-on-Pay proposal. The HR Committee considered the number of votes cast in favor of Fulton’s 2013 Say-on-Pay proposal to be a positive endorsement of Fulton’s current pay programs and practices. Fulton will continue to monitor the level of support for each Say-on-Pay proposal. However, because the shareholder vote is not binding, the outcome of the 2014 vote or any future vote may not be construed as overruling any decision by Fulton’s Board of Directors or HR Committee regarding executive compensation.

     In 2011, Fulton submitted to shareholders a non-binding proposal, asking shareholders whether Fulton should submit its Say-on-Pay proposal to shareholders every one, two or three years. This type of proposal is commonly known as a “Say-When-on-Pay” proposal. The shareholders approved Fulton’s recommendation that the Say-on-Pay proposal should be submitted to shareholders on an annual basis. Although Fulton believes that having an annual Say-on-Pay vote is appropriate for 2014, Fulton’s HR Committee and Board of Directors will continue to evaluate the frequency of the non-binding Say-on-Pay proposal and might recommend that shareholders approve a different frequency in the future. Under current SEC rules, publicly traded companies are required, no less frequently than once every six years, to provide for a separate shareholder Say-When-on-Pay advisory vote in proxy statements for annual meetings to determine whether the Say-on-Pay vote will occur every one, two or three years, and Fulton anticipates submitting a new “Say-When-on-Pay” proposal to shareholders on or before Fulton’s annual meeting of shareholders in 2017.

     As further described in the “Compensation Discussion and Analysis” section of this proxy statement starting on page 23, Fulton’s executive compensation philosophy and program are intended to achieve three objectives: align interests of the Executives with shareholder interests; link the Executives’ pay to performance; and attract, motivate and retain executive talent. Fulton’s Executive compensation program currently includes a mix of base salary, incentive bonus, equity-based plans, retirement plans, health plans and other benefits. Fulton believes that its compensation program, policies and procedures are reasonable and appropriate and compare favorably with the compensation programs, policies and procedures of its peers.

     The Board recommends that shareholders, in a non-binding proposal, vote “FOR” the following resolution:

     “RESOLVED, that the compensation paid to Fulton’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the Compensation Tables and any related material contained in the proxy statement, is hereby APPROVED.”

     Approval of the non-binding resolution regarding the compensation of the Named Executive Officers would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect the determination as to whether the proposal is approved.

     Because your vote is advisory, it will not be binding upon Fulton. However, Fulton’s HR Committee and Board of Directors will take into account the outcome of the vote when considering future Executive compensation arrangements, but no determination has been made as to what action, if any, the HR Committee or Board of Directors might take if shareholders do not approve this advisory proposal.

Recommendation of the Board of Directors

     The Board of Directors recommends that the shareholders vote FOR the non-binding resolution to approve the compensation of the Named Executive Officers.

APPROVAL OF THE AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN – PROPOSAL THREE

General Information

     On January 21, 2014, Fulton’s Board of Directors approved amendments to the Amended and Restated Employee Stock Purchase Plan (the “Plan”) to increase the number of shares for which options are authorized to be granted under the Plan and to make other changes to update the Plan document. The Plan is broad based, and its purpose is to advance the interests of Fulton and its shareholders by encouraging employees to acquire a stake in the future of Fulton by purchasing shares of its common stock. Under the Plan, the Board of Directors is authorized to grant options to employees of Fulton and its affiliates to purchase shares of the common stock of Fulton with up to a 15% price discount. As of December 31, 2013, approximately 3,620 Fulton employees were eligible to participate in the Plan.

     The Plan originally was adopted and approved by the Board of Directors on February 18, 1986, and subsequently approved by the shareholders at the Annual Meeting of shareholders held on April 15, 1986. The Plan has been amended three times since then, to provide that the Plan would continue in existence until terminated by the Board of Directors, rather than terminating after ten years, and to increase the number of shares for which options may be granted.

     The Plan permits the Board of Directors to amend, modify, suspend or terminate the Plan at any time, although the Board may not, without the consent of the shareholders of Fulton, make any amendment which increases the number of shares for which options may be granted, changes the class of eligible employees, or materially increases the benefits accruing to an employee under the Plan.

     The Board of Directors originally was authorized to grant options to purchase up to 100,000 shares of the common stock of Fulton. The Plan was amended in 1999 to increase by 550,000 the number of shares for which options may be granted. In 2007, the Plan was amended for an additional increase of 1,500,000 shares. The number of shares for which options may be granted is subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and other changes in the capital structure of Fulton. Nevertheless, it is anticipated that the number of shares of Fulton common stock for which options may be granted under the Plan will soon be exhausted. The Board of Directors believes that it is in the best interests of Fulton and its shareholders for the Plan to continue.

     In January 2014, the Board of Directors therefore approved an amendment to the Plan, subject to shareholder approval at the Annual Meeting, to increase by 2,000,000 shares the number of shares of common stock for which options are authorized to be granted, so that the Plan can continue its existence once the shares previously authorized are exhausted.

Summary of the Plan

     A copy of the Plan is attached to this Proxy Statement as Exhibit A. The following is a summary of the more significant terms of the Plan:

     The Plan authorizes the Board of Directors to grant options to purchase shares of Fulton common stock to employees of Fulton and its affiliates. The number of shares for which options may be granted is subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations, and other changes in the corporate structure of Fulton. Since the shareholders originally approved the Plan, the adjustments for stock splits and stock dividends have increased the authorized shares to 4.066 million shares, of which of 333,919 shares were available as of December 31, 2013. When an option is exercised, Fulton delivers authorized but unissued shares or treasury shares.

     The Plan is administered by the Human Resources Committee of the Board of Directors or those persons to whom responsibility for administration of the Plan has been delegated by the Board of Directors (the “Committee”), provided that the Committee shall at all times consist of at least three directors who are not eligible to receive options under the Plan. The Committee has complete discretion to determine whether or not options will be granted under the Plan in any year and, if so, the total number of shares that will be optioned in such year. Each option expires on the date specified by the Committee at the time it is granted, except that all options granted under the Plan must expire no later than five years from the date of grant.

     When options are granted under the Plan, options must be granted proportionately to all employees of Fulton and its affiliates who were employed by Fulton or any affiliate on December 31 of the year immediately preceding the year in which options are granted, except that the Committee may elect to exclude those employees who customarily work twenty hours or less per week. Only those members of the Board of Directors who are also employees of Fulton or one of its affiliates are eligible to participate in the Plan.

     When options are granted, each eligible employee is granted an option to purchase the number of whole shares that can be purchased, at the applicable option price established by the Committee, with a percentage of his or her total compensation for the immediately preceding calendar year. The Committee may limit the number of shares that can be purchased pursuant to each option, and no employee may be granted an option to purchase stock with an aggregate fair market value of more than $25,000 during any calendar year. Currently the Committee limits purchases to $7,500 per calendar year. The Committee may also place other limitations on options granted under the Plan, such as restricting transfer of the stock purchased under the Plan.

     The option price per share is determined by the Committee, but may not be less than the lesser of: (i) 85% of the fair market value of the stock on the day of the grant, or (ii) 85% of the fair market value of the stock on the date of exercise. An option which is exercised more than 27 months after the date of grant, however, must be exercised at a price equal to 85% of the fair market value of the shares on the date of exercise. As of March 13, 2014, the closing and the fair market value of a share of Fulton common stock was $12.58.

     The Plan is designed to be a qualified employee stock purchase plan within the meaning of Section 423 of the Tax Code. Employees will not recognize income when they enroll in the Plan or when they purchase shares. All tax consequences are deferred until the employee disposes of the shares. Employees who purchase shares under the Plan may qualify for favorable tax treatment if they hold the shares for the longer of: (i) two years after an option to purchase is granted, or (ii) one year after the shares are purchased. If this holding period is complied with, the employee will not recognize any taxable income in connection with the shares in the year in which the shares are purchased, even if purchased at a discount. If the employee sells or otherwise disposes of the shares following the expiration of the holding period, the employee will have to include as compensation in his or her gross income for the taxable year in which the shares are sold or otherwise disposed of an amount equal to the lesser of: (i) the excess of the fair market value of the shares at the time the option was granted over the exercise price, or (ii) the excess of the fair market value of the shares at the time of disposition over the exercise price. If an employee recognizes ordinary income by selling or otherwise disposing of shares before the end of the holding period, Fulton will generally be entitled to a tax deduction equal to the participant’s ordinary income. Otherwise, Fulton will not be entitled to any income tax deduction with respect to shares purchased under the Plan.

     During the lifetime of an optionee, an option may be exercised only by the optionee and only if the optionee is an employee of Fulton or one of its affiliates at the time of exercise. If an optionee’s employment terminates by reason of retirement, the option may be exercised by the optionee or the heirs or personal representatives of the optionee for a period of three months following retirement.

     The benefits that will be received by eligible employees, including the named executive officers, under the Plan will depend on each individual’s elections to participate and the fair market value of Fulton’s common stock at various future dates. Therefore, it is not possible to determine the benefits that will be received by named executive officers or other employees if the amendment to increase the number of reserved Plan shares is approved. However, the table below as of December 31, 2013 sets forth certain information regarding the number of shares of Fulton common stock purchased during fiscal year 2013 pursuant to the Plan by each of (i) the named executive officers, (ii) all current executive officers as a group, and (iii) all employees, other than executive officers, as a group. Non-executive members of the Board of Directors are not eligible to participate in the Plan.

Shares Purchased during
Name and Principal 2013 Position	Fiscal Year 2013 (#)
E. Philip Wenger, Chairman and Chief Executive Officer	0
Charles J. Nugent, Senior Executive Vice President and Chief Financial Officer	0
James E. Shreiner, Senior Executive Vice President	0
Craig A. Roda, Senior Executive Vice President	753
Philmer H. Rohrbaugh, Senior Executive Vice President and Chief Risk Officer	0
Executive Officers as a Group (5 persons)	753
Employees as a Group, excluding executive officers (1,273 persons)	140,855

Vote Required

     A majority of the votes cast is necessary to approve the amendment of the Employee Stock Purchase Plan. Abstentions and broker non-votes will be counted as shares that are present at the meeting, but will not be counted as votes cast on the proposal to amend the Employee Stock Purchase Plan.

Recommendation of the Board of Directors

     The Board of Directors believes that the proposal to amend the Plan for the purpose of increasing by 2,000,000 shares the number of shares of common stock for which options are authorized to be granted under the Plan is in the best interests of Fulton Financial Corporation and its shareholders, and recommends that the shareholders vote FOR the amendment of the Employee Stock Purchase Plan.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     For the years ended December 31, 2013 and December 31, 2012, Fulton engaged KPMG LLP (“KPMG”), independent registered public accountants, to audit Fulton’s financial statements. The fees incurred for services rendered by KPMG for the years ended December 31, 2013 and 2012 are summarized in the following table.

	2013	2012
Audit Fees – Annual Audit and Quarterly Reviews (1)	$1,609,500	$1,494,280
Audit Fees – Issuance of Comfort Letters and Consents	26,000	0
Audit Fees – Statutory Audit	41,000	42,640

Audit Fees Subtotal	1,676,500	1,536,920

Audit Related Fees (2)	17,000	17,160
Tax Fees (3)	75,860	57,570
All Other Fees (4)	82,150	161,030

TOTAL	$1,851,510	$1,772,680

____________________

(1) Amounts presented for 2013 are based upon the audit engagement letter and additional fees paid. Final billings for 2013 may differ.

(2) Fees paid for a required agreed-upon procedures report related to student lending.

(3) Includes fees rendered in connection with tax services relating to Federal and state tax matters.

(4) Fees paid related to a review of our merger and acquisition and risk assessment processes.

     The appointment of KPMG for the fiscal year ended December 31, 2014 was approved by the Audit Committee of the Board of Directors of Fulton at a meeting on February 26, 2014. Representatives of KPMG are expected to be present at the 2014 Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

     The Audit Committee has carefully considered whether the provision of the non-audit services described above which were performed by KPMG in 2013 and 2012 would be incompatible with maintaining the independence of KPMG in performing its audit services and has determined that, in its judgment, the independence of KPMG has not been compromised.

     All fees paid to KPMG in 2013 and 2012 were pre-approved by the Audit Committee. The Audit Committee pre-approves all auditing and permitted non-auditing services, including the fees and terms thereof, to be performed by its independent auditor, subject to the de minimus exceptions for non-auditing services permitted by the Exchange Act. However, these types of services are approved prior to completion of the services. The Audit Committee may form and delegate authority to, subcommittees consisting of one or more members, when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services. Any decisions of such subcommittees to grant pre-approvals are presented to the full Audit Committee for ratification at its next scheduled meeting.

     Based on its review and discussion of the audited 2013 financial statements of Fulton with management and KPMG, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for filing with the SEC. A copy of the report of the Audit Committee of its findings that resulted from its financial reporting oversight responsibilities is attached as Exhibit B.

RATIFICATION OF INDEPENDENT AUDITOR – PROPOSAL FOUR

     Fulton’s Audit Committee has selected the firm of KPMG to continue as Fulton’s independent auditor for the fiscal year ending December 31, 2014. Although shareholder approval of the selection of KPMG is not required by law, the Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection as is a common practice with other publicly traded companies. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the majority of the votes cast is required to ratify the appointment of KPMG as Fulton’s independent auditor for the fiscal year ending December 31, 2014. If Fulton’s shareholders do not approve this proposal at the 2014 Annual Meeting, the Audit Committee will consider the results of the shareholder vote on this proposal when selecting an independent auditor for 2014, but no determination has been made as to what action, if any, the Audit Committee would take if shareholders do not ratify the appointment of KPMG.

     KPMG has conducted the audit of the financial statements of Fulton and its subsidiaries for the years ended December 31, 2002 through 2013. Representatives of KPMG are expected to be present at the meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders.

Recommendation of the Board of Directors

     The Board of Directors recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2014.

ADDITIONAL INFORMATION

     A copy of Fulton’s Annual Report on Form 10-K as filed with the SEC, including financial statements, is available without charge to shareholders upon written request addressed to the Corporate Secretary, Fulton Financial Corporation, P.O. Box 4887, Lancaster, Pennsylvania 17604.

     The Fulton Annual Report on Form 10-K for year ended December 31, 2013 and this proxy statement are posted and available on Fulton’s website at www.fult.com. Copies of the current governance documents and future updates, including but not limited to the Fulton Code of Conduct, Audit Committee Charter, HR Committee Charter, Nominating and Corporate Governance Committee Charter, Risk Committee Charter and Fulton’s Corporate Governance Guidelines, are also posted and available on Fulton’s website at www.fult.com.

     Only one proxy statement is being delivered to multiple security holders sharing an address unless Fulton has received contrary instructions from one or more of the security holders. Fulton will promptly deliver, upon written or oral request, a separate copy of the proxy statement to a security holder at a shared address to which a single copy of the document was delivered. Such a request should be made to the Corporate Secretary, Fulton Financial Corporation, P.O. Box 4887, Lancaster, Pennsylvania 17604, (717) 291-2411. Requests to receive a separate mailing for future proxy statements or to limit multiple copies to the same address should be made orally or in writing to the Corporate Secretary at the foregoing address or phone number.

     If you would like to reduce the costs incurred by Fulton in mailing proxy material, you can consent to receiving future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please go to www.proxyvote.com and have your proxy card in hand when you access the website, then follow the instructions at www.proxyvote.com to obtain your records and to create an electronic voting instruction form. Follow the instructions for voting by Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

OTHER MATTERS

     The Board of Directors of Fulton knows of no matters other than those discussed in this proxy statement which will be presented at the 2014 Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of Fulton.

BY ORDER OF THE BOARD OF DIRECTORS

E. PHILIP WENGER
Chairman of the Board, President
and Chief Executive Officer

Lancaster, Pennsylvania
March 26, 2014

Exhibit A

AMENDED AND RESTATED
FULTON FINANCIAL CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE OF THE PLAN

     The Employee Stock Purchase Plan was initially approved at the Annual Meeting of Shareholders held on April 15, 1986 to advance the interests of Fulton Financial Corporation (“Company”) and its shareholders by encouraging its employees and the employees of its affiliates to acquire a stake in the future of the Company by purchasing shares of the common stock of the Company. Under the Employee Stock Purchase Plan, the Board of Directors were authorized to grant options to purchase up to a total of one hundred thousand (100,000) shares of the common stock of the Company. The Employee Stock Purchase Plan was most recently amended in 1999 to increase by five hundred fifty thousand (550,000) the number of shares permitted to be purchased, and in 2007 to provide for the purchase of up to an additional one million five hundred thousand (1,500,000) shares. The Employee Stock Purchase Plan in 2014 is now being amended and restated to provide for the purchase of up to an additional two million (2,000,000) shares. It is intended that this Amended and Restated Employee Stock Purchase Plan (“Plan”) shall be an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.

2. DEFINITIONS

     For purposes of the Plan, the following words or phrases have the meanings assigned to them below:

     (a) “Affiliate” shall mean a parent or subsidiary corporation as defined in Section 425 of the Code (substituting “Company” for “employer corporation”), including a parent or a subsidiary which becomes such after the adoption of the Plan.

     (b) “Board” shall mean the Board of Directors of the Company.

     (c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

     (d) “Committee” shall mean the Human Resources Committee of the Board or such other Committee of the Board or persons to which responsibility for administration of the Plan has been delegated by the Board; provided, however, that the Committee shall at all times consist of at least three Disinterested directors.

     (e) “Company” shall mean Fulton Financial Corporation.

     (f) “Date of Grant” in respect of any option granted under the Plan shall mean the date on which that option is granted by the Board.

     (g) “Date of Exercise” in respect of any option granted under the Plan shall be the date or dates specified by the Committee.

     (h) “Disinterested” in respect of a director shall mean a director of the Company who is not eligible to receive options under the Plan.

     (i) “NASDAQ” shall mean The NASDAQ Stock Market LLC.

     (j) “Optionee” shall mean an employee to whom an option has been granted pursuant to the Plan.

     (k) “Plan” shall mean this Amended and Restated Employee Stock Purchase Plan.

     (l) “Stock” shall mean the $2.50 par value common stock of the Company.

     (m) “Total compensation” shall mean the total remuneration paid to an employee by the Company and its affiliates during any calendar year, as reported on the employee’s Federal Income Tax Withholding Statement(s) (Form W-2).

3. ADMINISTRATION OF THE PLAN

     (a) The Plan shall be administered by the Human Resources Committee (the “Committee”) of the Board or such other Committee of the Board or persons to which responsibility for administration of the Plan has been delegated by the Board; provided, however, that the Committee shall at all times consist of at least three Disinterested directors. No Committee member shall be eligible (or shall have been eligible within one year prior to his appointment) to receive options under the Plan or to be selected as a participant under any discretionary plan of the Company or any of its affiliates, entitling him to acquire stock, stock options or stock appreciation rights of the Company or any of its affiliates.

     (b) The Committee shall be vested with full authority to adopt, amend and rescind such rules, regulations and procedures as it deems necessary or desirable to administer the Plan and to interpret the provisions of the Plan, unless otherwise determined by the Board. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Optionees and any person claiming under or through an Optionee, unless otherwise determined by the Board.

     (c) Any determination, decision or action of the Committee provided for in the Plan may be made or taken by action of a majority of the Disinterested members of the Board if it so determines, with the same force and effect as if such determination, decision or action had been made or taken by the Committee. No member of the Committee or of the Board shall be liable for any determination, decision or action made in good faith with respect to the Plan or any option granted under the Plan.

4. STOCK SUBJECT TO THE PLAN

     Subject to shareholder approval at the Annual Meeting of Shareholders on May 8, 2014, the Board shall have the authority from time to time to grant options under the Plan to purchase an additional 2,000,000 shares of Stock, subject to adjustment as provided in Section 10 below. As the Board may determine from time to time, the Stock optioned may consist either in whole or in part of authorized but unissued shares or shares held in treasury.

5. ELIGIBILITY

     When options are granted under the Plan, options shall be granted to all employees of the Company or any affiliate who were employed by the Company or any affiliate on December 31 of the year immediately preceding the year in which options are granted, except that the Committee may elect to exclude those employees who customarily work 20 hours or less per week.

6. ALLOCATION OF OPTIONED STOCK

     (a) When options are granted under the Plan, each eligible employee shall be granted an option to purchase the number of whole shares that can be purchased, at the applicable option price established by the Committee, with a percentage (which shall be uniform for all eligible employees) of his total compensation for the immediately preceding calendar year; provided, however, that the Committee may limit the maximum number of shares that may be purchased pursuant to each option provided that such limitation is uniform for all eligible employees.

     (b) All options granted under the Plan shall be subject to the following additional limitations:

     (i) No option shall be granted to any employee who, immediately after the grant, would own stock possessing five percent or more of the total combined voting power of the Company or any of its affiliates. In computing the stock ownership of an employee for purposes of this limitation, the rules of Section 425(d) of the Code shall apply and stock which an employee may purchase under the Plan or under any other plan maintained by the Company shall be treated as stock owned by that employee.

     (ii) No option shall be granted to any employee which at the Date of Grant, would permit his rights to purchase stock under the Plan and all other employee stock purchase plans of the Company and its affiliates to accrue at a rate exceeding $25,000 of fair market value (determined pursuant to Section 7 below) for each calendar year in which such option is outstanding at any time.

7. OPTION PRICE

     (a) The option price per share of the Stock that may be purchased pursuant to each option shall be determined by the Committee, subject to approval by the Board, but shall not in any event be less than the lesser of (i) 85% of the fair market value per share of the Stock on the Date of Grant, or (ii) 85% of the fair market value per share of the Stock on the Date of Exercise, subject to adjustment as set forth in Section 10 below.

     (b) During such time as the Stock is not listed on an established stock exchange but is listed in NASDAQ, the fair market value per share shall be the average of the highest and lowest trading prices for the Stock on the applicable date or, if no trade of Stock occurred on that day, the fair market value shall be determined by reference to such prices on the next preceding day on which such prices were quoted.

     (c) During such time as the Stock is not listed on an established stock exchange or NASDAQ, the fair market value per share shall be the average of the closing dealer “bid” and “ask” prices for the Stock, as quoted by NASDAQ for the applicable date or, if no “bid” and “ask” prices are quoted for that day, the fair market value shall be determined by reference to such prices on the next preceding day on which such prices were quoted.

     (d) If the Stock is listed on an established stock exchange or exchanges, the fair market value shall be deemed to be the closing price of the Stock on such stock exchange or exchanges on the applicable date or, if no sale of the Stock has been made on any stock exchange on that day, the fair market value shall be determined in reference to such prices on the next preceding day on which such prices were quoted.

     (e) In the event the Stock is not traded on an established stock exchange and no closing dealer “bid” and “ask” prices are available, then the fair market value of the Stock shall be as determined in good faith by the Committee.

8. TERMS AND CONDITIONS OF OPTIONS

     (a) Each eligible employee who desires to accept all or any part of the option to purchase shares of Stock under the Plan shall signify his or her election to do so by authorizing the Company or Affiliate, in the form and manner prescribed by the Company, to make payroll deductions.

     (b) Each option granted under the Plan shall expire on the date determined by the Committee; provided, however, that, subject to the provisions of paragraph (d) below, each option shall terminate not later than the date which is five years from the Date of Grant, and provided further, that options exercised more than 27 months after the Date of Grant must be exercised at an option price per share equal to 85% of the fair market value per share on the Date of Exercise.

     (c) The Committee may from time to time establish such further terms, conditions and limitations on the exercise of options granted under the Plan as it may, in its sole discretion, deem appropriate, and which are not inconsistent with Section 423 of the Code, including, without limitation, payroll deduction requirements, restrictions on exercise dates, restrictions on transfer of the Stock purchased pursuant to the options granted under the Plan and participation in the dividend reinvestment plan of the Company.

     (d) An option granted pursuant to the Plan may be exercised only while the Optionee is employed by the Company or one of its affiliates and, if not fully exercised prior to termination of employment, will expire on the date of termination, whether by death, disability, or otherwise; provided, however, that in the event of a termination of employment by reason of retirement, the option may be exercised by the Optionee or his heirs or personal representatives for a period of three months following termination of employment.

     (e) During the lifetime of an Optionee, an option granted pursuant to the Plan shall be exercisable only by the Optionee and shall not be assignable or transferable by him other than by will or the laws of descent and distribution as provided in subsection (d) of this section.

9. EXERCISE OF OPTIONS

     Each Optionee who elects to exercise an option granted pursuant to this Plan shall comply with such rules, regulations and procedures regarding the exercise of options, as the Committee shall from time to time establish.

10. CHANGES IN CAPITAL STRUCTURE

     (a) In the event of any change in the Stock subject to the Plan or the Stock subject to any option granted hereunder, through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend or other change in the corporate structure of the Company, the Committee shall appropriately adjust the number of shares subject to the Plan and, where appropriate, the maximum number of shares subject to each outstanding option. Such adjustment shall not result in the issuance of fractional shares. Each such adjustment shall be made in such manner as not to constitute a “modification” of the option as defined in Section 425 of the Code.

     (b) If the Company is succeeded by another corporation in a merger or consolidation or if more than 50% of its stock is acquired by another corporation, all options granted under the Plan shall be assumed by the successor corporation and each such option shall be applicable to the stock of the successor corporation, with only such modifications as may be necessary to continue the status of such option as an option granted under an employee stock purchase plan within the meaning of Section 423 of the Code.

     (c) The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

11. REGISTRATION OF STOCK

     No option granted pursuant to the Plan shall be exercisable in whole or in part if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares of Stock subject to such option on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issuance of shares thereunder, unless such listing, registration, qualification, consent or approval may be effected or obtained free of any conditions not acceptable to the Board.

12. AMENDMENT OR TERMINATION OF THE PLAN

     (a) The Board may at any time amend, modify, suspend or terminate the Plan; provided that, except as provided in Section 10, above, the Board may not, without the consent of the shareholders of the Company, make any amendment or modification which:

     (i) increases the maximum number of shares of Stock as to which options may be granted under the Plan,

     (ii) changes the class of eligible employees,

     (iii) increases materially the benefits accruing to an employee under the Plan, or

     (iv) otherwise requires the approval of the shareholders of the Company in order to maintain the exemption available under Rule 16b-3 (or any similar rule) under the Securities Exchange Act of 1934.

     (b) Notwithstanding the provisions of paragraph (a) above, the Board reserves the right to amend or modify the terms and provisions of the Plan and of any outstanding options granted under the Plan to the extent necessary to qualify the options granted under the Plan for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded options granted under an employee stock purchase plan within the meaning of Section 423 of the Code, the regulations promulgated thereunder, and any amendments or replacements thereof.

     (c) No amendment, modification or termination of the Plan (whether by action of the Board or by expiration of the Plan term) shall in any manner affect any option theretofore granted under the Plan without the consent of the Optionee or any person claiming under or through the Optionee.

13. EFFECTIVE DATE

     The Plan shall become effective on the date on which it is adopted by the Board, provided that the Plan is approved by the shareholders of the Company within twelve months thereafter. The Board may issue options pursuant to the Plan prior to its approval by the shareholders of the Company, provided that all such options are contingent upon shareholder approval of the Plan within said twelve-month period.

EXHIBIT B

REPORT OF AUDIT COMMITTEE

February 26, 2014

To the Board of Directors of Fulton Financial Corporation:

     We have reviewed and discussed with management Fulton Financial Corporation’s audited financial statements as of, and for the year ended, December 31, 2013.

     We have discussed with representatives of KPMG LLP, Fulton Financial Corporation’s independent auditor, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees issued by the Public Company Accounting Oversight Board (“PCAOB”).

     We have received and reviewed the written disclosures and the letter from the independent auditor required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as amended, by the PCAOB, and have discussed with the auditor the auditor’s independence.

     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Fulton Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013.

John M. Bond, Jr., Chair
Denise L. Devine, Vice Chair
George W. Hodges
Albert Morrison III
Ernest J. Waters

ATTN: SHAREHOLDER SERVICES
P.O. BOX 4887
ONE PENN SQUARE
LANCASTER, PA 17604

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M67608-P49462-Z62598	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FULTON FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR
the following proposals:

1.	Election of Directors
			For	Against	Abstain
Nominees:
	1a.	John M. Bond, Jr.	☐	☐	☐

	1b.	Craig A. Dally	☐	☐	☐

	1c.	Denise L. Devine	☐	☐	☐

	1d.	Patrick J. Freer	☐	☐	☐

	1e.	George W. Hodges	☐	☐	☐

	1f.	Albert Morrison III	☐	☐	☐

	1g.	R. Scott Smith, Jr.	☐	☐	☐

	1h.	Gary A. Stewart	☐	☐	☐

	1i.	Ernest J. Waters	☐	☐	☐

	1j.	E. Philip Wenger	☐	☐	☐

		For	Against	Abstain

2.	NON-BINDING "SAY-ON-PAY" RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.	☐	☐	☐

3.	A RESOLUTION TO APPROVE THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN.	☐	☐	☐

4.	TO RATIFY THE APPOINTMENT OF KPMG LLP, AS FULTON FINANCIAL CORPORATION'S INDEPENDENT AUDITOR FOR FISCAL YEAR ENDING 12/31/2014.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Meeting Time, Date and Location
The meeting will be held at 10:00 a.m. on Thursday, May 8, 2014 at the Lancaster Marriott at Penn Square, 25 South Queen Street, Lancaster, Pennsylvania. Light refreshments will be available starting at 9:00 a.m., and the business meeting will start promptly at 10:00 a.m.

RSVP
If you will be attending the meeting, please complete the enclosed Annual Meeting Invitation and Reservation Form.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document and Meeting Invitation are available at www.proxyvote.com.

M67609-P49462-Z62598

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
FULTON FINANCIAL CORPORATION

This proxy appoints Samuel H. Jones, Jr., Kenneth E. Shenenberger, John R. Merva, or any one of them acting in the absence of the other proxies, with full power of substitution, to represent and vote, as designated on the reverse side, all of the Fulton Financial Corporation Common Stock: (i) held of record by the signer on February 28, 2014 and (ii) which the signer is otherwise entitled to vote, and, in their discretion, to vote upon such other business as may be properly brought before the Annual Meeting of Shareholders to be held on Thursday, May 8, 2014, at 10:00 a.m., at the Lancaster Marriott at Penn Square, 25 South Queen St., Lancaster, PA, or any adjournment thereof.

This proxy, when properly delivered, will be voted in the manner directed by the shareholder(s). If no direction is made, this proxy will be voted FOR the Election of Directors, FOR the "Say-on-Pay" proposal, FOR the Amended and Restated Employee Stock Purchase Plan, and FOR the ratification of the appointment of KPMG LLP.

If shares of Fulton Financial Corporation Common Stock are issued to or held for the account of the person(s) signing on the reverse side ("Plan Participant") under employee plans and voting rights attached to such shares (any such plans, an "Employee Plan"), the Plan Participant hereby directs the respective fiduciary ("Plan Trustee") of each applicable Employee Plan to vote all shares of Fulton Financial Corporation Common Stock in the Plan Participant's name and/or account under such Employee Plan held in the account as of February 28, 2014 in accordance with the instructions given herein, and, in its discretion, to vote upon such other business as may be properly brought before the Annual Meeting, to be held on Thursday, May 8, 2014, at 10:00 a.m., at the Lancaster Marriott at Penn Square, 25 South Queen St., Lancaster, PA, or any adjournments or postponements thereof.

Employee Plan shares, when this proxy is properly delivered, will be voted by the Plan Trustee in the manner directed by the Plan Participant.

Please use the Internet or touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2014, which is the deadline to vote the shares through the use of the Internet or telephone. Voting instructions for Employee Plan shares made through the Internet or telephone must be received by 11:59 p.m. Eastern Time on May 6, 2014.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)